                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]


Check the appropriate box:
[   ]     Preliminary Proxy Statement
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.ah-11(c) or
          Section 240.14a-12


     PDG REMEDIATION, INC.
     (Name of Registrant as Specified In Its Charter)

     PDG REMEDIATION, INC.
     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


[ X ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or
          14a-6(i)(2).
[   ]     $500 per each party to the controversy pursuant to Exchange Act
          Rule 14a-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
          and 0-11.


     1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

     2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

     4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

     *Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]     Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ________________________________________________________________________

     2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

     3) Filing Party:

        ________________________________________________________________________

     4) Date Filed:

        ________________________________________________________________________

                             PDG REMEDIATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


The Annual Meeting of Shareholders of PDG Remediation, Inc. (the "Corporation") will be held at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, on Thursday, August 15, 1996 at 10:00 a.m., Eastern Daylight Time, to consider and vote upon the following matters:

(a) the election of two (2) directors for a term of three (3) years each;

(b) the approval and adoption of the PDG Remediation, Inc. 1995 Qualified Incentive Stock Option Plan;

(c) the approval and adoption of the PDG Remediation, Inc. Amended 1994 Stock Option Plan which amends the Corporation's existing 1994 Stock Option Plan to increase the number of shares that may be issued under the Plan from 250,000 shares to 350,000 shares and to make certain other administrative amendments;

(d) the ratification of Ernst & Young LLP as the Corporation's independent auditors; and

(e) the transaction of such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed June 28, 1996, at the close of business, as the record date for the purpose of determining the shareholders who are entitled to receive notice of and to vote at the Annual Meeting.

Shareholders are requested to sign, date and return the enclosed proxy in the accompanying stamped and addressed envelope.



                                                       Rose M. Cercone
                                                       Secretary


Monroeville, Pennsylvania
July 8, 1996

                                PROXY STATEMENT

                             PDG REMEDIATION, INC.
                                300 OXFORD DRIVE
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 856-6100

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                AUGUST 15, 1996

This Proxy Statement is being furnished to all shareholders of PDG Remediation, Inc. (the "Corporation") in connection with the solicitation of proxies by its board of directors (the "Board of Directors") for use at the annual meeting of the shareholders of the Corporation to be held on August 15, 1996, and any adjournment or postponement thereof (the "Annual Meeting"), which is being held for the purpose of considering and voting upon: (a) the election of two (2) directors for a term of three (3) years; (b) the approval and adoption of the PDG Remediation, Inc. 1995 Qualified Incentive Stock Option Plan (the "1995 Plan"); (c) the approval and adoption of the PDG Remediation, Inc. Amended 1994 Stock Option Plan (the "Amended 1994 Plan") which amends the existing 1994 Stock Option Plan (the "1994 Plan") to increase the number of shares that may be issued under the 1994 Plan from 250,000 shares to 350,000 shares and to make certain other administrative amendments; (d) the ratification of Ernst & Young LLP as the Corporation's independent auditors; and (e) the transaction of such other business as may properly come before the meeting or any adjournment thereof. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders are being sent to the shareholders of the Corporation on or about July 8, 1996. This Proxy Statement also serves as the Annual Report for the
fiscal year ended January 31, 1996.   Copies of this Proxy Statement will be
available at the Annual Meeting of Shareholders.

                               THE ANNUAL MEETING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PDG Remediation, Inc. (hereinafter called the "Corporation"), for use at the Annual Meeting of Shareholders of the Corporation to be held on August 15, 1996 at 10:00 a.m. local time, at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying Notice of Annual Meeting of Shareholders are being sent to the shareholders of the Corporation on or about July 8, 1996.

                      VOTING RIGHT AND PROXY INFORMATION.

The Board of Directors of the Corporation has fixed the close of business on June 28, 1996 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of common stock, par value $0.01, of the Corporation ("Common Stock") will be entitled to vote at the Annual Meeting on all matters voted upon. On the Record Date, there were 2,470,320 shares of Common Stock outstanding entitled to vote held by 14 shareholders of record; however, approximately 1,102,119 shares of Common Stock are believed to be held in street name.

On all matters to be voted upon at the Annual Meeting, the holders of shares of Common Stock will be entitled to cast one (1) vote per share. The presence, in person or by properly executed proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As of June 28, 1996, PDG Environmental, Inc. ("PDGE") controlled approximately 59.5% of the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." PDGE has indicated that it intends to vote in favor of each of the matters to be acted upon at the Annual Meeting. Assuming that PDGE votes in favor of each of the matters to be acted upon at the Annual Meeting, the matters will be approved.

All shares of Common Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies, including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted for the election of the two (2) nominees for the Board of Directors, for the approval and adoption of the 1995 Plan, for the approval and adoption of the Amended 1994 Plan and for the ratification of the independent auditors. Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Remediation, Inc., 300 Oxford Drive, Monroeville, Pennsylvania 15146. In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and the tabulation will be updated at the Annual Meeting.

                                 OTHER BUSINESS

Other than the election of the two directors, the approval and adoption of the 1995 Plan, the approval and adoption of the Amended 1994 Plan and the ratification of the independent auditors, the Board of Directors does not intend to bring any other matters before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 28, 1996 with respect to beneficial ownership of the Corporation's Common Stock by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock; (ii) all directors of the Corporation; and (iii) all of the Corporation's executive officers and directors as a group.

                                 AMOUNT AND NATURE   PERCENTAGE OF CLASS
                                   OF BENEFICIAL          OF COMMON
   NAME OF BENEFICIAL OWNER      OWNERSHIP OF STOCK    SHARES OWNED(1)
- -------------------------------  ------------------  -------------------
PDG Environmental, Inc.
300 Oxford Drive
Monroeville, Pennsylvania 15146           1,470,320                59.5%

Anthony J. Pace
981 Madison Avenue, 2nd Floor
New York, New York 10021                    146,300                 5.9%

Kennedy Capital Management, Inc.
425 N. New Ballas Road, Suite 181
St. Louis, Missouri 63141                   183,000                 7.4%

John M. Musacchio (2)(3)(4)(5)              113,383                 4.6%

John C. Regan (2)(3)(4)(6)                1,480,320                59.9%

David J. D'Appolonia (2)(4)                  10,000           *

Edgar Berkey (2)(4)(5)                       11,250           *

Richard V. Lee (2)(4)                        11,250           *

All directors and officers of
the Corporation as a group
including those named above (8
persons) (4)(6)                           1,692,869                68.5%

(1)  Percentage ownership based on 2,470,320 shares of Common Stock.

(2)  Director

(3)  Officer

(4) Includes 10,000 shares of Common Stock that may be acquired by each of Messrs. Regan and D'Appolonia and 11,250 shares of Common Stock that may be acquired by each of Messrs. Berkey and Lee, and 113,333 shares of Common Stock that may be acquired by Mr. Musacchio, pursuant to options granted under the Amended 1994 Plan and the 1995 Plan.

(5)  Nominee for director.

(6)  Includes, in the aggregate, the 1,470,320 shares held by PDG
     Environmental, Inc. attributable to Mr. Regan as a director of PDG Environmental, Inc.

* Indicates less than 1%.


                             ELECTION OF DIRECTORS

The Board of Directors currently consists of five (5) directors who will, after their initial term, hold office for a term of three (3) years each. Pursuant to the By-laws of the Corporation, one (1) director will serve until the 1998 annual meeting, two (2) directors will serve until the 1997 annual meeting, and two (2) directors are to be elected at this Annual Meeting for a term of three
(3) years. All properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the nominees listed below. If events not now known or anticipated make either of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof or another nominee not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the director nominees of the Corporation. The nominees are currently serving as directors. The nominees have consented to serve as directors if elected.


                             YEAR
     NAME, AGE               FIRST
 PRINCIPAL OCCUPATION       ELECTED  CERTAIN OTHER INFORMATION
- ----------------------      -------  -------------------------

NOMINEES TO BE ELECTED
BY THE HOLDERS OF THE
COMMON STOCK

John M. Musacchio (48)      1994     Mr. Musacchio has served in his
President, Chief Operating           current positions since July 1994.
Officer and Director                 Mr. Musacchio served as Vice
                                     President - Technical Services of PDGE from
                                     November 1992 until July 1994. In this
                                     position he was responsible for PDGE's
                                     remediation business. From 1984 until
                                     November 1992, Mr. Musacchio was a partner
                                     at Paul C. Rizzo Associates, Inc., an
                                     environmental consulting firm. During that
                                     period he served as Director, Senior Vice
                                     President and Chief Operating Officer of
                                     that corporation.



                             YEAR
     NAME, AGE               FIRST
 PRINCIPAL OCCUPATION       ELECTED  CERTAIN OTHER INFORMATION
- ----------------------      -------  -------------------------

Edgar Berkey (55)           1994     Dr. Berkey has served in his current
President and                        position as President of Center for
Co-founder of Center                 Hazardous Materials Research, a
for Hazardous                        not-for-profit corporation which
Materials Research                   conducts applied research, training,
(CHMR)                               education and international technology
                                     projects on government and industrial
                                     problems involving hazardous materials and
                                     waste, since 1988. He has also served as
                                     President of National Environmental
                                     Technology Applications Corporation, a
                                     not-for-profit corporation which
                                     facilitates the commercialization of
                                     environmental technologies developed by the
                                     public and private sectors since 1989.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

The following table sets forth information regarding the Corporation's incumbent directors, who are not standing for election this year, but who will continue to serve until their terms expire in 1997 and 1998, are as follows:



                             YEAR
     NAME, AGE               FIRST
 PRINCIPAL OCCUPATION       ELECTED  CERTAIN OTHER INFORMATION
- ----------------------      -------  -------------------------

TERMS EXPIRING IN 1997:

John C. Regan (52)          1994     Mr. Regan is the Chairman of the Board of
Chairman of the Board of             Directors of the Corporation. He has served
Directors                            as Chairman and Chief Executive Officer of
                                     PDGE since December 1990 and as a director
                                     since April 1989. He is the founder of
                                     Project Development Group. Inc., now a
                                     wholly-owned subsidiary of PDGE which
                                     engages in asbestos abatement services and
                                     has served as that company's Chairman and
                                     President since 1984.



                             YEAR
     NAME, AGE               FIRST
 PRINCIPAL OCCUPATION       ELECTED  CERTAIN OTHER INFORMATION
- ----------------------      -------  -------------------------

Richard V. Lee (45)         1994     Mr. Lee has served as Vice President of
Vice President of                    J.A. Jones Environmental Services Company,
J. A. Jones                          an environmental services company
Environmental Services               specializing in general contracting,
Company                              construction management and environmental
                                     clean-up, since April 1992.  Prior thereto,
                                     from May 1988 to March 1992, he was
                                     President of Enviro-Tech Abatement Services
                                     Company, an asbestos abatement company
                                     which was a subsidiary of Jones Group,
                                     Inc., a holding company of a national
                                     construction company, and which is now a
                                     subsidiary of PDGE.  Mr. Lee is expected to
                                     resign his position with J. A. Jones
                                     Environmental Services Company in July,
                                     1996.

TERM EXPIRING IN 1998:

David J. D'Appolonia (52)   1994     Mr. D'Appolonia has served as a director of
                                     the Corporation since July 1994. From
                                     December 1990 to April 1996, Mr.
                                     D'Appolonia was Vice Chairman and President
                                     of PDGE.

During the fiscal year ended January 31, 1996, there were three regular meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors, except for Mr. Lee, who attended 67% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year, except for Mr. Lee.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. This committee currently consists of Messrs. Berkey and Lee. The Audit Committee held one meeting during the fiscal year ended January 31, 1996.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. This committee currently consists of Messrs. Regan, D'Appolonia and Musacchio. The Nominating Committee did not hold any meetings during the fiscal year ended January 31, 1996. The Nominating Committee will consider nominees recommended by shareholders in accordance with the Corporation's By-Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's stock option plans, and its duties include designating the employees eligible to participate in such plans, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's management and makes recommendations with respect to the compensation of management. The Compensation Committee consists of Messrs. Berkey and Lee. The Compensation Committee held two meetings during the fiscal year ended January 31, 1996.

                        EXECUTIVE OFFICERS; COMPENSATION
EXECUTIVE OFFICERS



NAME                AGE   POSITION HELD
- -----------------   ---   ------------------------------------------------

John C. Regan       52    Chairman of the Board of Directors

John M. Musacchio   48    President and Chief Operating Officer

Rose M. Cercone     38    Treasurer, Chief Financial Officer and Secretary

Marcella Gallick    40    Vice President, Remediation Services -
                          Mid Atlantic Operations

James Carter        37    Vice President, Remediation Services -
                          Florida Operations


Rose M. Cercone, a CPA, has served as Treasurer and Chief Financial Officer of the Corporation since July 1994 and as Secretary of the Registrant since May 1996. From July 1991 through October 26, 1995, she was Chief Financial Officer and Controller of PDGE. From April 1991 to June 1991, she was an independent consultant. Prior thereto, from August 1985 to March 1991, she served successively as Manager of Financial Reporting and Director of Accounting and Financial Reporting for National Intergroup, Inc., a diversified holding company which during that time owned interests in a pharmaceutical distribution company, an aluminum company, a computer services company, a steel company and a partnership involved in the gathering and distribution of crude oil and petroleum products.

Marcella J. Gallick was appointed Vice President, Remediation Services, Mid Atlantic Operations in July 1994. From February 1993 to July 1994, she was Manager of Remediation at PDGE. From June 1985 to February 1993, Ms. Gallick was Principal and Director of Remediation Design for Paul C. Rizzo Associates, Inc., an environmental consulting firm.

James H. Carter was appointed as Vice President, Remediation Services, Florida Operations in July 1994. From February 1991 to July 1994, he was Branch Office Manager of PDGE's Port Canaveral, Florida office. From August 1987 to February 1991, Mr. Carter was Hydrogeologist/Territory Manager for Groundwater Technology, Inc.

The following table sets forth information with respect to the President and Chief Operating Officer concerning the compensation of such officer for each of the Corporation's last three completed years. No other Executive Officer received an annual salary and bonus over $100,000 for any of the three years reported.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                       ----------------------
Annual Compensation                                                   AWARDS           PAYOUTS
- -------------------                                                   ------           -------
        (a)           (b)        (c)     (d)       (e)           (f)          (g)        (h)            (i)
                                                                           Securities
                                               Other Annual   Restricted   Underlying                 All Other
     Name and                  Salary   Bonus  Compensation     Stock       Options      LTIP       Compensation
Principal Position   Year(1)     ($)     ($)       ($)       Award(s) ($)   SARs(#)    Payouts ($)      ($)
- -------------------  -----     -------  -----  ------------  ------------  ----------  -----------  ------------
John M. Musacchio    1996      115,842  _____     _____         _____      100,000(2)     _____        _____
President and COO    1995      115,842  _____     _____         _____        _____        _____        _____
                     1994      122,421  _____     _____         _____       20,000(3)     _____        _____

(1)  Represents fiscal year ended January 31.
(2) 100,000 options were granted under the 1995 Plan, subject to shareholder approval at the 1996 Annual Meeting. These options will vest immediately upon such shareholder approval.
(3) 13,333 options are fully vested. The remaining options vest one-half on July 21, 1996 and one-half on July 21, 1997.


OPTIONS GRANTED

The following table show the options under the 1994 Plan and the 1995 Plan that have been granted to the President and Chief Operating Officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          Potential
                                                                                      Realizable Value
                                                                                     at Assumed Annual
                                                                                          Rates of
                                                                                        Stock Price
                                                                                      Appreciation for
  Individual Grants                                                                     Option Term
  -----------------                                                           ------------------------------
        (a)                (b)           (c)          (d)           (e)               (f)             (g)
                        Number of     % of Total
                        Securities   Options/SARs
                        Underlying    Granted to   Exercise or
                       Options/SARs  Employees in  Base Price    Expiration
        Name            Granted #    Fiscal Year    ($/Share)       Date             5% ($)          10% ($)
- ---------------------  ------------  ------------  -----------  ------------  --------------------  --------
John M. Musacchio (1)    100,000         58%          0.75        12/13/05          $47,200          $19,500

(1) These options granted under the 1995 Plan will become exercisable immediately upon shareholder approval of the 1995 Plan.


The following table sets forth information with respect to the President and Chief Operating Officer concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


       (a)                (b)                (c)                    (d)                   (e)
                                                                                  Value of Unexercised
                                                           Number of Unexercised      In-the-Money
                                                              Options/SARs at       Options/SARs at
                                                                FY-End (#)           FY-End ($)(A)
                   Shares Acquired on                          Exercisable/           Exercisable/
      Name            Exercise (#)     Value Realized ($)      Unexercisable         Unexercisable
- -----------------  ------------------  ------------------  ---------------------  --------------------
John M. Musacchio         ___                 ___             13,333/106,667         5,000/40,000

(1) 10,000 options were exercisable effective February 9, 1995 and 3,333 were exercisable effective July 21, 1995. The 100,000 options granted under the 1995 Plan become exercisable immediately upon shareholder approval of the 1995 Plan. The remaining 6,667 options vest one half (1/2) each year commencing July 21, 1996.


COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive $500 for each meeting they attend plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1994 Plan which provides for the grants of options to employee and non-employee directors.

Pursuant to the 1994 Plan, each non-employee director is automatically granted an option to purchase 10,000 shares upon becoming a director. Commencing with the Corporation's annual meeting of shareholders in 1995, each director who has served for at least 12 months will automatically be granted an additional option to purchase 1,250 shares on the fifth business day following the Corporation's annual meeting of shareholders. Options granted to non-employee directors are exercisable immediately upon grant and for a period of five years thereafter. No non-employee director may be awarded more than 15,000 options.

Options granted to non-employee directors have a per share exercise price equal to at least the fair market value of a share of the Corporation's Common Stock at the time the option is granted. Options granted to non-employee directors terminate five years from grant or three months from the date of the director's termination of service on the Board, unless the termination is due to the director's disability, retirement or death, in which event the exercise period is extended to one year, but not beyond the original maximum term of the option. During the fiscal year ended January 31, 1996, Messrs. Berkey and Lee were each granted options to purchase 1,250 shares of the Corporation's Common Stock.

Employee directors are not compensated in their role as directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

The Corporation has entered into an Employment Agreement ("the Agreement"), dated November 30, 1995, with John M. Musacchio, President and Chief Operating Officer. Under the Agreement, Mr. Musacchio is to receive an annual salary of $120,000 or such greater amount as determined by the Board of Directors. In addition, Mr. Musacchio is entitled to participate in bonuses and/or incentive compensation as determined and awarded at the discretion of the Compensation Committee of the Board of Directors. Mr. Musacchio is also entitled to participate in the Corporation's present or future benefit plans, insurance plans and other benefits generally applicable to the Corporation's executives.

The Corporation may terminate the employment of Mr. Musacchio at any time prior to a "change in control," as defined in the Agreement, in which event the Agreement is automatically terminated and Mr. Musacchio is entitled to severance in an amount equal to one year of his annual salary in effect as of the date of termination. Within three years after a "change in control," if the Corporation terminates Mr. Musacchio's employment without cause, or if his position or offices with the Corporation are changed or if Mr. Musacchio's salary or benefits are reduced from the level set forth in the Agreement, Mr. Musacchio shall be entitled to resign within six months of any of these events. In any such event, his resignation will be treated as a termination by the Corporation, and he will be entitled to severance equal to two years annual salary.

Mr. Musacchio may terminate the Agreement provided he gives the Corporation written notice of his intent to terminate at least six months before his anticipated termination date. During the term of the Agreement and for two years after his retirement, and during any time which Mr. Musacchio is receiving an annual salary from the Corporation after the Agreement has been terminated, Mr. Musacchio may not directly or indirectly engage or participate, as defined in the Agreement, in any business which is substantially competitive with any business then actively conducted by the Corporation.


TEN-YEAR OPTION/SAR REPRICINGS


       (a)           (b)     (c)           (d)               (e)                (f)           (g)
                              Number of
                              Securities   Market Price of   Exercise Price at                Length of Original
                              Underlying   Stock at Time of  Time of Repricing                   Option Term
                             Options/SARs    Repricing or          or                         Remaining at Date
                             Repriced or       Amendment        Amendment       New Exercise   of Repricing or
      Name           Date    Amended (#)         ($)              ($)            Price ($)        Amendment
- -----------------  --------  ------------  ----------------  -----------------  ------------  --------------------
John M. Musacchio
President and COO  12/13/95     20,000           0.75             5.00              0.75       3 years, 7 months

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION AND REPRICING OF OPTIONS/SARS

The Corporation's approach to executive compensation is designed to enable it to recruit, retain and motivate executives to achieve the Corporation's performance objectives and to increase shareholder value. The Corporation currently determines executive compensation using a number of different criteria. Each executive officer's individual performance and area of responsibility is evaluated on an annual basis in relation to base salary, comparative compensation surveys which include benefits and the Corporation's long-term incentive compensation plans.

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall strategic plans and objectives of the Corporation. The performance review focuses on an executive officer's specific area of responsibility, accomplishments and contributions as they relate to both personal performance and the Corporation's overall performance.

The basic benefits offered to executive officers, which include participation in the Corporation's 401k Plan, group health insurance, group term life insurance and disability insurance, are the same as those provided to other employees of the Corporation. Additionally, certain executive officers are provided with automobile allowances and club memberships which are used for both business and personal purposes.

Executive officers of the Corporation are eligible to participate in the Corporation's 1994 Plan. The Compensation Committee approves periodic grants of options to executive officers under the 1994 Plan as part of the performance review process.

On May 24, 1995, the Compensation Committee requested the use of an incentive-driven option vesting schedule for executive officers and the related grant of 30,000 options to certain executive officers. These options vest if the stock price reaches $3.82 or more for a 30-day period beginning January 31, 1996. If the price does not meet this criteria, the options do not vest and are returned to the Plan for future grants.

On December 13, 1995, the Compensation Committee approved the adoption of the 1995 Plan and the grant of options to purchase 150,000 shares of the Corporation's Common Stock at a exercise price of $0.75 per share to certain executive officers, subject to approval by shareholders at their next annual meeting. The Compensation Committee adopted the 1995 Plan to provide executive officers with the opportunity to buy and maintain an equity interest in the Corporation, thereby creating an incentive for executive officers to maximize shareholder value and participate in the appreciation of the value of the Corporation's Common Stock.

In addition, on December 13, 1995, the Compensation Committee of the Corporation's Board of Directors recognized that the exercise prices with respect to options held by employees, consultants and non-employee directors under the 1994 Amended Stock Option Plan were substantially above the fair market value of the Corporations's Common Stock. Accordingly, the Compensation Committee voted to reprice 142,500 of the Corporation's outstanding options to an exercise price of $0.75 per share, the fair market value of the Corporation's Common Stock on December 13, 1995, from the existing exercise prices ranging from $1.34 per share to $5.00 per share. The term and the vesting provisions associated with the repriced options were not changed. The Compensation Committee determined that the repricing of the options was in the best interests of the shareholders of the Corporation in order to provide incentives to the optionholders to improve the Corporation's overall performance and thereby increase shareholder value.

The compensation of the Corporation's Chief Operating Officer, John Musacchio, continues to be maintained at the level which was established when he was an employee of PDGE. Mr. Musacchio received 10,000 options upon becoming a Director of the Corporation; 10,000 options in a periodic grant of options to employees on July 21, 1994; and 15,000 options on May 24, 1995 which are incentive-based and only vest if certain goals are achieved.

The only compensation issues which the Compensation Committee considered during the fiscal year ended January 31, 1996 were the adoption of the 1995 Plan for executive officers and the grant of 150,000 options to executive officers, subject to shareholder approval of the 1995 Plan, and the repricing of existing options under the Amended 1994 Plan. The Compensation Committee granted 100,000 options under the 1995 Plan to Mr. Musacchio as part of his annual performance review.

This report has been approved by all members of the Compensation Committee.

Respectfully submitted,

     Edgar Berkey, Chairman
     Richard V. Lee

PERFORMANCE GRAPH

The graph on the next page compares the value of the Common Stock to the NASDAQ market index and an industry index representing peer issuers. Each of the total cumulative total returns presented assumes a $100.00 investment on February 9, 1995, the date of the Corporation's initial public offering. and reinvestment of dividends. The industry index of peer issuers is comprised of the following securities: EA Engineering Science & Technology; EMCON; Groundwater Technology, Inc.; GZA Geoenvironmental Technologies, Inc.; Handex Corp.; International Technology Corp.; OHM Corp.; Omega Environmental, Inc.; Sevenson Environmental; and Roy F. Weston.

                        COMPARE CUMULATIVE TOTAL RETURN
                          AMONG PDG REMEDIATION, INC.,
                      NASDAQ MARKET INDEX AND PEER ISSUERS

                                    CHART 1

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                                                    FISCAL YEAR ENDING
COMPANY                            02/09/95    04/30/95    07/31/95    10/31/95    01/31/96
PDG REMEDIATION INC                 100.00       55.56       31.94      19.44       27.78
PEER GROUP                          100.00      102.76      109.63      96.89       85.80
BROAD MARKET                        100.00      111.12      125.33     127.51      128.12

THE PEER GROUP CHOSEN WAS:
Customer Selected Stock List

THE BROAD MARKET INDEX CHOSEN WAS:
NASDAQ MARKET INDEX

THE PEER GROUP IS MADE UP OF THE FOLLOWING SECURITIES:

EA ENGINEERING SCI & TEC
EMCON
FLUOR DANTEL/GTI INC
GZA GEOENVIRON TECH
HANDEX CORP
INTERNAT TECHNOLOGY CORP
OHM CORP
OMEGA ENVIRON INC
SEVENSON ENVIRONMENTAL
WESTON, ROY F. INC CL A

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH AFFILIATED PARTIES

TRANSACTIONS WITH JONES

The Corporation has established an alliance with J. A. Jones Environmental Services Company ("Jones") pursuant to which the Corporation serves as a subcontractor to Jones with respect to a certain contract for remedial action work for the U.S. Navy. The contract is expected to result in yearly total revenues of $15 million per year for up to five years with the Corporation's portion of such revenues to amount to $2 million to $5 million for each of these years. In addition, the Corporation is hopeful of pursuing other similar contracts with Jones in the future. Richard V. Lee, a director of the Corporation, is a Vice President of Jones.

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

Pursuant to the terms of a certain management and administrative services agreement, dated as of October 19, 1994, between the Corporation and PDGE (the "Management Services Agreement"), PDGE agreed to provide certain direct and indirect services to the Corporation. The agreement has an initial term beginning on October 19, 1994 and expired on December 31, 1994 and is automatically renewable for successive one month terms unless either party gives the other timely notice of cancellation. The agreement provides that PDGE will provide certain executive personnel, office space, utilities, office equipment and other services to the Corporation. The Corporation will pay PDGE either on a fixed fee basis, on an allocation basis or on a direct reimbursement basis, depending upon the nature of the service. Upon the termination of the Management Services Agreement, the Corporation will have to either hire new employees to perform those services or contract with third parties to do so. Management of the Corporation believes that the Management Services Agreement is on terms at least as favorable to the Corporation as terms that could have been negotiated with independent third parties. However, due to the conflict of interest created by the relationship between the Corporation and PDGE, including the conflict created by the sharing of certain employees, the Management Services Agreement cannot be performed on an arm's length basis. During the fiscal year ended January 31, 1996, the Corporation paid PDGE a total of $30,000 for services performed under the Management Services Agreement. In the future, the Corporation does not anticipate extensive use of the services of PDGE pursuant to the Management Services Agreement.

FUTURE TRANSACTIONS

Any future transactions between the Corporation and an affiliate of the Corporation will be made or entered into on terms at least as favorable to the Corporation as could be attained from unaffiliated independent third parties. All such transactions must be approved by a majority of the independent outside members of the Corporation's Board of Directors who do not have an interest in the transactions.

                   1995 QUALIFIED INCENTIVE STOCK OPTION PLAN

On December 13, 1995, the Board of Directors adopted, subject to shareholder approval, the 1995 Qualified Incentive Stock Option Plan. The purpose of the 1995 Plan is to afford an incentive to key managerial employees of the Corporation and its parent and subsidiaries to acquire proprietary interest in the Corporation so that the Corporation can attract and retain such key employees. The 1995 Plan provides for the issuance to eligible key employees of options to purchase up to an aggregate of 150,000 shares of the Corporation's Common Stock. The following is a brief summary of the proposed 1995 Plan. The complete text is attached as Appendix A, and reference is made to such Appendix for a complete statement of the provisions of the 1995 Plan.

Options shall be granted under the 1995 Plan only to persons who, at the time of the grant are key managerial employees of the Corporation. The term "key managerial employee" is defined in the 1995 Plan as any employee of the Corporation who is responsible for the management of the Corporation or its parent or subsidiaries. The Corporation's Compensation Committee shall have the authority to determine from time to time the key managerial employees to whom options shall be granted and the number of shares subject to each option. The option price shall be fixed by the Compensation Committee at the time of the grant of such option but shall not be less than 100% of the market value of the Common Stock of the Corporation at the time the option was granted. The options shall vest from time to time as determined by the Committee at the time of the grant; however, in no event shall an option be exercisable after ten
(10) years from the date of grant.

If an optionee's employment with the Corporation or its parent or subsidiaries is terminated for any reason whatsoever (including his or her death or disability), all options granted to him or her pursuant to the 1995 Plan and all of his or her rights thereunder shall wholly and completely terminate: (1) at the time that the optionee's employment is terminated, if termination occurs within one year following the date of grant for any reason other than death, disability or change of control (as defined in the 1995 Plan); (2) at the time that the optionee's employment is terminated if his or her employment is terminated because he or she was discharged for fraud, theft or embezzlement against the Corporation or for gross failure to perform his or her duties or for a conflict of interest; (3) at the expiration date of three months after the optionee's employment is terminated, if such employment is terminated for any reason other than his or her death or the reasons other than those specified in clauses (1) and (2) above. Options granted pursuant to the 1995 Plan are not transferable by the optionee other than by will or by the laws of descent and distribution.

The number of shares of Common Stock which may have been granted under the 1995 Plan are subject to adjustment in certain events, including recapitalization, reclassification, split-up or combination of shares. In the event of a merger, consolidation, reorganization, dissolution or liquidation of the Corporation pursuant to which the Corporation will not be the surviving entity or pursuant to which the Corporation will become a wholly owned subsidiary of another entity, or in the event of a proposed sale of substantially all of the assets of the Corporation (each of such transactions is referred to as a "change of control"), all options granted under the 1995 Plan shall terminate as of the date to be fixed by the Board of Directors of the Corporation; provided that not less than 30 days written notice of the date so fixed shall be given to each optionee and the optionee shall have the right during such 30-day period to exercise his or her options, including any options which have not otherwise vested.

It is intended that options granted pursuant to the 1995 Plan will be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended. In general, an optionee will not recognize income at the time of the grant of options under the 1995 Plan or at the time that he or she exercises any such options, unless the individual disposes of the Common Stock underlying such options within two years of the grant of the option or one year of the exercise of the option (an "Early Disposition"). Absent an Early Disposition, the optionee will recognize capital gains upon the disposition of the Common Stock for an amount in excess of the exercise price of the option, but the Corporation will not be able to take any deduction for the options granted pursuant to the 1995 Plan. In addition, the optionee will have to report an adjustment for alternative minimum tax purposes. That adjustment may cause the individual to owe alternative minimum tax (a 26 to 28 percent tax) in the year the option is exercised. However, if an Early Disposition occurs, then the optionee will recognize ordinary income for the difference between the sale price of the stock and the exercise price of the option, but will not have any alternative minimum tax adjustment. In the event of an Early Disposition, the Corporation will receive a corresponding tax deduction.

The 1995 Plan was created as a mechanism to take advantage of the tax provisions applicable to an incentive stock option plan. Specifically, certain key members of management, particularly John Musacchio, have a desire to have an enhanced stake in the Corporation but wish to avoid taxation on such shares until such time, if ever, that they desire to sell shares of the Corporation. The Compensation Committee has, subject to shareholder approval, granted all 150,000 shares reserved for grant pursuant to the 1995 Plan as of December 13, 1995 with vesting to be immediate upon shareholder approval.

Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the approval of the 1995 Plan.


                         1994 AMENDED STOCK OPTION PLAN

Effective July 21, 1994 the Corporation adopted the 1994 Plan, which was at that time approved by the Corporation's sole shareholder. The purpose of the 1994 Plan is to encourage stock ownership in the Corporation by selected employees, consultants and non-employee directors of the Corporation, to provide such persons with additional incentive to remain with the Corporation and increase their efforts on its behalf and to provide a means by which the Corporation may attract, retain and motivate outstanding employees, consultants and non-employee directors. As originally adopted, the 1994 Plan reserved an aggregate of 250,000 shares of the Corporation's Common Stock for issuance upon exercise of options granted pursuant to the 1994 Plan. On December 13, 1995, the Board of Directors, subject to shareholder approval, approved the Amended 1994 Plan. The most significant amendment to the 1994 Plan is the proposed increase in the number of shares available under such plan from 250,000 shares to 350,000 shares. The Board of Directors of the Corporation believes that such increase is necessary in order to have a sufficient number of shares available for issuance upon exercise of options granted to attract employees to the Corporation. This is particularly true if the Corporation is successful in consummating acquisitions which increase the number of employees of the Corporation. Other amendments to the 1994 Plan are generally administrative in nature and include, among other things, an extension of the time in which stock options may be exercisable from five years from date of grant, as provided in the 1994 Plan, to ten years from date of grant, as provided in the Amended 1994 Plan. In addition, the Amended 1994 Plan clarifies the time period in which consultants and non-employee directors may exercise options after their association with the Corporation has ended. A complete text of the 1994 Plan is attached as Appendix B and reference is made to such Appendix for a complete statement of the provisions of the Amended 1994 Plan. The following is a brief summary of the proposed Amended 1994 Plan.

All present and future employees, consultants and non-employee directors of the Corporation and the Corporation's subsidiaries and parents are eligible to receive grants of options under the Amended 1994 Plan. An aggregate of 350,000 shares of the Corporation's Common Stock may be issued upon exercise of options pursuant to the Amended 1994 Plan. The plan is administered by the Corporation's Compensation Committee, which must be comprised of at least two non-employee members of the Board of Directors.

Grants to purchase 1,250 shares of the Common Stock of the Corporation are made automatically to each non-employee director who has served as such for at least twelve consecutive months on the fifth business day following the day of each annual meeting of the shareholders of the Corporation without further action of the Board of Directors of the Compensation Committee, provided that the number of shares for which options may be granted to any single non-employee director pursuant to the Amended 1994 Plan shall not exceed 15,000. The price of a share of Common Stock subject to option to non-employee directors shall be the fair market value of such share on the date of the grant of such option. If the service of a grantee as a non-employee director of the Corporation is terminated due to such director's death, the representative of the optionee shall have one year after the date of the non-employee director's death to exercise all options of the deceased grantee that he or she did not exercise at the time of his or her death. If the service of a grantee as director of the Corporation is terminated for any other reason, the grantee shall have the right to exercise any or all of the options which the non-employee director had not exercised at the time of his or her termination of service until the expiration date of such options.

The Compensation Committee, in its sole discretion, shall from time to time determine whether employees or consultants of the Corporation or any subsidiary or parent of the Corporation shall be entitled to grants of options pursuant to the Amended 1994 Plan. The price of shares of Common Stock subject to option shall be set by the Compensation Committee at the time the option is granted but in no event shall such price be less than fair market value of such shares on the date of such grant. No option granted to an employee of the Corporation or any subsidiary or parent of the Corporation shall be exercisable for a period of one year from the date of grant. Thereafter, such options shall be exercisable in such installments as set forth in the applicable stock option agreement as the Compensation Committee in its sole discretion may determine. Grants made to consultants of the Corporation or any parent or subsidiary of the Corporation shall be exercisable in such installments as set forth in the applicable option agreement as the Compensation Committee in its sole discretion shall determine.

If the service of a grantee as an employee of the Corporation or any parent or subsidiary of the Corporation is terminated due to such grantee's disability, retirement approved by the Corporation or death of the grantee, the grantee or the grantee's legal representative, as the case may be, shall have the right, within one year after the date of disability, retirement or death, to exercise all or any part of the options which the disabled, retired or deceased grantee could have exercised at the time of the grantee's disability, retirement or death, as the case may be. If the service of a grantee as an employee of the Corporation or any parent or subsidiary of the Corporation is terminated for any reason other than disability, retirement approved by the Corporation or death, the grantee shall have the right within three months after the date of termination of employment, to exercise the options that have vested as of the date the grantee's employment is terminated. Options may be exercised by consultants of the Corporation or any parent or subsidiary of the Corporation pursuant to the terms of the applicable option agreement with respect to such options regardless of whether the consultant remains associated with the Corporation or any parent or subsidiary of the Corporation for any time after the grant of the option. At the death of a consultant, the grantee's legal representative shall have the right, within one year after the date of death of the consultant, to exercise all or any part of the options which the deceased grantee had not exercised at the time of the grantee's death.

The Amended 1994 Plan is intended to be a "non-qualified plan," meaning it is not qualified as an incentive stock option plan pursuant to Section 422 of the Internal Revenue Code of 1986, as amended. As such, grantees are generally taxed for federal income tax purposes at the time that they exercise an option at the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise. The Corporation would normally be entitled to a corresponding deduction at such time. Grantees would receive a basis for federal income tax purposes in the Common Stock received upon exercise of the stock options equal to the fair market value of the Common Stock on the date of such exercise.

                      RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young LLP served as independent auditors for the Corporation for the fiscal year ended January 31, 1996. The Board of Directors has selected Ernst & Young LLP as its independent auditors for the fiscal year ending January 31, 1997 and is asking the shareholders to ratify that selection. Representatives of Ernst & Young LLP will be present at the Annual Meeting. It is not expected that such representatives will make a statement at the meeting, but they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

                SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING
Any proposal intended to be presented to shareholders at the 1997 Annual Meeting of Shareholders must be received by the Corporation for inclusion in the proxy statement for such annual meeting by March 12, 1997.

                             FINANCIAL INFORMATION

The following information constitutes a part of the Annual Report of the Corporation for the fiscal year ended January 31, 1996:

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Corporation's Common Stock and redeemable common stock purchase warrants ("Redeemable Warrants") are listed for trading on NASDAQ (symbols: "PDGS" and "PDGSW") and the information presented for the following periods in fiscal year 1996 reflects the high and low bid information as reported by NASDAQ.

                                                 Market Price Range
                                                 High           Low
                                                ------      ---------

              Common Stock
              First Quarter(1)                   $4.750       $2.250
              Second Quarter                     $2.500       $1.000
              Third Quarter                      $1.250       $0.500
              Fourth Quarter                     $1.125       $0.625


              Redeemable Warrants
              First Quarter(1)                   $0.940       $0.250
              Second Quarter                     $0.375       $0.156
              Third Quarter                      $0.156       $0.063
              Fourth Quarter                     $0.094       $0.031


(1) From February 9, 1995, the date of the Corporation's initial public offering, through April 30, 1995.

At June 28, 1996, the Corporation had approximately 14 shareholders of record; however, approximately 1,102,119 shares of Common Stock are believed to be held in street name.

DIVIDENDS

The Corporation has not historically declared or paid dividends with respect to its Common Stock and has no intention to pay dividends in the foreseeable future.

SELECTED FINANCIAL DATA

The following table reflects selected consolidated financial data for the Corporation for the five fiscal years ended January 31, 1996. The operations of the Corporation have been restated for the fiscal years ended January 31, 1995, 1994, 1993 and 1992 to reflect the Corporation's former subsidiary, GeoLogic Recovery Systems ("GeoLogic") as a discontinued operation.


                                        FOR THE YEARS ENDED JANUARY 31,
                               1996       1995       1994       1993       1992
                                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Contract revenues             $4,779     $9,361     $5,346     $3,758     $2,470
Gross margin                   1,386      2,568      1,791      1,125        815
(Loss) income from
operations                      (858)       614          3        124        242
Other (expense) income          (392)      (499)      (229)       (83)        58
Net (loss) income             (2,858)       896        206         57        275
COMMON SHARE DATA
Net (loss) income per
common share                  $(1.16)     $0.48      $0.11      $0.03      $0.15
Weighted average
common shares outstanding      2,456      1,870      1,870      1,870      1,870
BALANCE SHEET DATA
Working capital               $2,257     $6,296     $3,406     $2,376     $1,187
Total assets                   5,614     10,824      6,045      6,926      2,519
Long-term obligations             20      3,579      1,588          2          7
Total stockholders'
equity                         2,438      2,995      2,239      2,551      1,244

The year ended January 31, 1995 includes an extraordinary item related to the early extinguishment of debt totaling $222,000 ($0.12 per common share).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Corporation provides remediation services to assist its clients in complying with environmental laws and regulations, including those concerning leaking underground storage tanks and closure of contaminated industrial facilities. The Corporation's services are provided to commercial, industrial and governmental clients through offices in Monroeville, Pennsylvania and Melbourne, Florida. The Corporation also operated a thermal treatment facility, through its GeoLogic subsidiary, for the removal of petroleum contaminants from soil. Although the facility was sold on April 25, 1996, the effective date of the sale was January 31, 1996 and, therefore, the operations of the thermal treatment facility have been reflected as a discontinued operation as of that date.

The Corporation operated as a wholly-owned subsidiary of PDGE until February 9, 1995, at which time 1,000,000 shares of the Corporation's Common Stock and 1,000,000 Redeemable Warrants were sold to the public at a price of $5.00 per share of Common Stock and $0.10 per Redeemable Warrant. The Corporation sold 600,000 newly issued shares of Common Stock and 1,000,000 Redeemable Warrants and PDGE sold 400,000 of the shares of the Corporation's Common Stock. On March 17, 1995, the underwriters of the initial public offering exercised their option to purchase an additional 150,000 redeemable warrants from the Corporation.

The following information is intended to highlight the key trends and developments in the Corporation's operations and to identify other factors affecting the Corporation's consolidated results of operations for the three years ended January 31, 1996.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 1996 COMPARED TO JANUARY 31, 1995

During the year ended January 31, 1996 (fiscal 1996), the Corporation's contract revenues decreased by approximately 49% to $4.8 million compared to $9.4 million reported for the year ended January 31, 1995 (fiscal 1995). The Corporation experienced a significant reduction of approximately 63% in contract revenues during fiscal 1996 at its Florida remediation service operation due to the changes in a Florida state-funded site rehabilitation program (the "EDI Program") providing for the remediation of contaminated sites related to the storage of petroleum and petroleum products, which substantially decreased the Corporation's available backlog of sites upon which it was able to continue to perform work. Contract revenues at the Corporation's Pennsylvania remediation service operation increased by approximately 34% in fiscal 1996 compared to fiscal 1995 and helped to partially offset the reduction experienced at the Florida remediation service operation. The increase in contract revenues within the Pennsylvania remediation service operation is principally due to higher volume under the Navy subcontract with Jones.

The Corporation's gross margin decreased to $1.4 million in fiscal 1996 compared to $2.6 million in fiscal 1995 which is attributable to the significantly lower contract revenues at the Florida remediation service operation as a result of the EDI Program changes. Gross margins as a percentage of contract revenues at the Corporation's Florida remediation service operation increased in fiscal 1996 compared to fiscal 1995. The Corporation's reported gross margin at its Pennsylvania remediation service operation in fiscal 1996 decreased on higher contract revenues principally due to lower margins on certain fixed price contract jobs.

Selling, general and administrative expenses increased to $2.3 million in fiscal 1996 versus $2.0 million in fiscal 1995. Although the Corporation implemented cost reductions at its Florida remediation service operation, which included closing the Tallahassee office, staff reductions at its Melbourne office and the reallocation of a portion of its workforce to the Corporation's Pennsylvania remediation service operation, these reductions were more than offset by increased marketing and bidding activity in an effort to replace the revenues lost as a result of the EDI Program changes. The Pennsylvania remediation service operation also experienced an increase in selling, general and administrative expenses in fiscal 1996 compared to fiscal 1995 associated with increased bidding activity. Selling, general and administrative expenses associated with the Corporation's corporate office remained constant when comparing fiscal 1996 and fiscal 1995.

The Corporation reported a loss from operations of $0.9 million in the year ended January 31, 1996 as a result of the factors described above compared to income from operations of $0.6 million in the year ended January 31, 1995.

Interest expense decreased to $0.4 million in fiscal 1996 compared to $0.5 million in fiscal 1995. The Corporation's interest expense in fiscal 1995 included $0.09 million related to the amortization of the estimated fair market value of warrants. Although the Corporation's average interest rates were significantly lower in fiscal 1996 compared to fiscal 1995 (11.5% versus 14.7%), the average outstanding borrowings were fairly constant when comparing the two periods. In addition, the Corporation was required to pay ongoing interest expense on certain receivables which were funded by a third party.

Interest income reported by the Corporation totaled $0.01 million in fiscal 1996 due to implementation of a separate cash management system during the current fiscal year versus the prior fiscal year.

Since the Corporation reported a loss for financial reporting purposes in fiscal 1996, no income taxes have been provided. The Corporation reported an income tax provision from continuing operations of $0.03 million during fiscal 1995.

In connection with the sale of the thermal treatment facility of its subsidiary, GeoLogic, the Corporation has reflected the operations of this entity as discontinued for fiscal 1996 and the prior two fiscal years. The loss associated with the operation of this facility totaled $0.77 million in fiscal 1996 compared with income from discontinued operations of $0.59 million in fiscal 1995. The significant loss from operations related to the Corporation's thermal treatment facility in fiscal 1996 is the direct result of the substantial reduction in volume processed at the facility combined with a significantly lower price realized per ton processed which the Corporation feels is indirectly attributable to the EDI Program changes and the corresponding impact of these changes on the thermal treatment market in the State of Florida. The overall change in the thermal treatment market in the State of Florida prompted the Corporation to sell the thermal treatment facility. The Corporation also recorded a loss on the disposition of the thermal treatment facility of $0.84 million in fiscal 1996.

YEAR ENDED JANUARY 31, 1995 COMPARED TO JANUARY 31, 1994

The Corporation's contract revenues increased by approximately 75% to $9.4 million in fiscal 1995 compared to $5.4 million for the year ended January 31, 1994 (fiscal 1994). The significant increase in contract revenues in fiscal 1995 principally resulted from significant internal growth at the Corporation's Florida remediation service operation related to work performed under the EDI Program and, to a lesser degree, an increase in contract revenues associated with the Pennsylvania remediation service operation due to a combination of internal growth and the full effect of an acquisition.

Gross margins reported by the Corporation in fiscal 1995 increased to $2.6 million compared to $1.8 million in fiscal 1994. The Corporation's increased gross margins in fiscal 1995 were a direct result of the significantly higher contract revenues at the Florida remediation service operation. However, when comparing gross margins as a percentage of contract revenues between the two fiscal years at the Florida remediation service operation, they actually experienced a decline due to a change in the mix of business in fiscal 1995 to include a higher subcontractor component. Gross margins also declined in fiscal 1995 compared to fiscal 1994 at the Pennsylvania remediation service operation due to lower margins experienced on certain jobs.

The Corporation's selling, general and administrative expenses increased in fiscal 1995 to $2.0 million compared to $1.8 million in fiscal 1994. The majority of the increase in fiscal 1995 was associated with the growth at the Florida remediation service operation. The Pennsylvania remediation service operation also experienced a slight increase in selling, general and administrative expenses in fiscal 1995 to accommodate the higher sales levels.

Interest expense in fiscal 1995 increased sharply to $0.5 million compared to $0.2 million in fiscal 1994. The significant increase in fiscal 1995 interest expense is due to a significant increase in the average interest rate (14.7% in fiscal 1995 versus 8.7% in fiscal 1994) combined with an increase in the average borrowings outstanding ($2.3 million in fiscal 1995 versus $1.5 million in fiscal 1994). Interest expense in fiscal 1995 also included $0.09 million associated with the amortization of the estimated fair market value of warrants compared to $0.02 million in fiscal 1994.

The Corporation recorded an income tax provision related to continuing operations of $0.03 million in fiscal 1995 which principally related to state income taxes, computed on a separate company basis since the Corporation was a wholly-owned subsidiary of PDGE during this period.

The discontinued operations of the Corporation's thermal treatment facility totaled $0.59 million in fiscal 1995 and $0.43 million in fiscal 1994. During fiscal 1995, the Corporation's thermal treatment facility benefitted from increased volume compared to the previous fiscal year. In fiscal 1994, the thermal treatment facility was negatively impacted by a physical inventory adjustment of $0.1 million.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's cash and short-term investment balance increased by $0.35 million in fiscal 1996 to $0.36 million compared to a decrease of $0.1 million in fiscal 1995. The increase in cash flows during fiscal 1996 is attributable to cash flows provided by operating activities of $2.3 million which were partially offset by cash flows used by financing activities of $1.9 million and cash flows used to fund investing activities of $0.1 million.

Cash flows provided by operating activities of $2.3 million included a $3.3 million decrease in accounts receivable and a $2.1 million reduction in costs and estimated earnings in excess of billings on uncompleted contracts. Both of these reductions are the result of changes in the EDI Program which enabled the Corporation to bill certain outstanding work combined with collections on outstanding EDI receivables. The Corporation also experienced an increase in cash flows related to accrued liabilities of $0.2 million, which is principally attributable to accrued interest, legal and accounting fees, a loss associated with the disposal of GeoLogic of $0.84 million, a $0.39 million provision for losses on accounts receivable, principally related to EDI receivables, and $0.24 million of depreciation and amortization. These cash flows were offset in part by cash outflows from operating activities of $2.9 million related to the net loss in fiscal 1995, a $0.8 million increase in cash held in escrow related to the funding provisions of agreements with Sirrom Environmental Funding, LLC (the "Sirrom Agreements"), a decrease in the payable to parent of $0.5 million related to the intercompany balance with PDGE which was settled at the time of the Corporation's initial public offering, an increase in prepaid expenses of $0.1 million pertaining to certain insurance costs and costs associated with the execution of the Sirrom Agreements, a $0.1 million decrease in billings in excess of costs and estimated earnings on uncompleted contracts due to the timing of revenue recognition on contract activity, and a $0.2 million change in the net assets of the discontinued operation, GeoLogic.

The Corporation's cash outflows associated with financing activities in fiscal 1996 included $7.8 million of principal payments on debt, the majority of which related to the lines of credit with CVD Financial Corporation and Barnett Bank. The Corporation's cash inflows from financing activities consisted of $2.25 million from the sale of the Corporation's Common Stock and Redeemable Warrants in the initial public offering, and $3.7 million from refinancing the Corporation's existing indebtedness to CVD Financial Corporation with Barnett Bank in February 1995.

Cash outflows from investing activities of the Corporation totaled $0.06 million for fiscal 1996 and related to the purchase of property, plant and equipment.

The Corporation experienced a decrease in cash and short-term investments of $0.1 million in fiscal 1995 which included $2.9 million of cash outflows used by operating activities, the majority of which were funded by cash provided by financing activities of $2.8 million. The cash used by the Corporation to fund operating activities of $2.9 million included increases of $3.2 million in accounts receivable and $2.0 million in costs and estimated earnings in excess of billings on uncompleted contracts attributable to the increased sales levels experienced by the Corporation in fiscal 1995 and the preparation of and payments on receivables invoices. Cash outflows from operating activities also included an increase of $0.15 million in cash held in escrow pertaining to the funding of certain receivables, $0.2 million from an extraordinary item associated with the early extinguishment of debt, payments on income taxes of $0.05 million, and decreases in other assets of $0.1 million. These cash outflows pertaining to operating activities were partially funded by cash inflows from operating activities which included $0.9 million generated by net income in fiscal 1995, $0.2 million from depreciation and amortization, $0.2 million associated with the provision for losses on accounts receivable, principally on EDI receivables, an $0.8 million decrease in the receivable from parent due to repayments, a $0.5 million increase in accounts payable from the registrant's higher sales levels and the timing of payments, a $0.1 million increase in accrued liabilities due to the timing of certain payments and $0.1 million from other non-cash adjustments.

In fiscal 1995, the Corporation's cash inflows from financing activities of $2.8 million consisted of proceeds from borrowings under existing lines of credit of $3.7 million, offset by principal payments on debt of $0.9 million. The Corporation's investing activities in fiscal 1995 included $0.1 million of proceeds from the sale of property, plant and equipment which was used to purchase a like amount of property, plant and equipment.

The Corporation's cash and short-term investment balance decreased by $0.1 million in fiscal 1994 to $0.1 million at January 31, 1994. This decrease is the result of $1.2 million of cash flows used to fund financing activities and $0.2 million of cash flows used by investing activities for the purchase of property, plant and equipment. With respect to financing activities, the Corporation repaid $3.1 million on existing indebtedness and borrowed $1.9 million under lines of credit. The Corporation funded these cash outflows associated with financing and investing activities with cash provided by operating activities of $1.3 million. Cash provided by operating activities included a $1.8 million reduction in accounts receivable due to payments on EDI receivables, a $1.4 million decrease in the receivable from parent due to payments and a $1.0 million dividend, a $0.3 million increase in accounts payable due to higher sales levels, $0.2 million provided by net income generated in fiscal 1994, $0.3 million generated by depreciation and amortization and a provision for losses on accounts receivable, and a $0.1 million increase in accrued liabilities related to timing of payments. The Corporation also experienced cash outflows from operating activities which included a $1.4 million reduction in costs and estimated earnings in excess of billings on uncompleted contracts due to the timing of invoice preparation under the EDI Program, a $1.3 million increase in the net assets of the discontinued operation, GeoLogic, due to capital improvements and an increase in receivables, and $0.1 million of cash flows used to fund other asset and liability operating activity.

The Corporation's backlog is expected to result in contract revenues of approximately $4.0 million to $6.0 million in fiscal 1997. The changes in the EDI Program have had a significant and detrimental impact on the Corporation's operations in fiscal 1996. The Corporation's operations were adversely affected in the first quarter of fiscal 1997 and the Corporation anticipates that its operations will continue to be adversely affected in the second quarter of fiscal 1997 by delays associated with the revised Florida state-funded site rehabilitation program (the "Pre-Approval Program"), which have prevented the Corporation from commencing work on high priority sites. The Corporation continues its efforts to replace revenues which have been lost due to changes in the EDI Program through increased marketing efforts.

During fiscal 1996, the Corporation repaid $3.5 million of borrowings under a $5.0 million credit agreement with Barnett Bank. The Corporation currently maintains an agreement with Sirrom Environmental Funding, LLC ("Sirrom") which provides $4.0 million of funding relative to unbilled amounts under the EDI Program. The agreement with Sirrom, which expires on August 21, 1997, enables the Corporation, through its wholly-owned subsidiary PDGES, to fund amounts billed under the EDI Program at the prime rate of interest, as defined, plus 3%. The Corporation is advanced 100% of amounts billed; however, it is required to deposit 34% into an escrow account to cover potential disallowances, future costs, and a commitment fee of 2% of the total funding provided. The Corporation and PDGE are guarantors on the Sirrom Agreement. As of January 31, 1996, PDGES had been advanced approximately $1.9 million under the Sirrom Agreement.

The Corporation's liquidity has recently improved due to the repayment under the Barnett Bank line of credit in December 1995. Although the Corporation continues to have limited funds available to meet its ongoing working capital requirements, the Corporation believes that the proceeds generated by the Sirrom Agreement combined with cash generated from operations should enable the Corporation to meet its ongoing liquidity requirements in fiscal 1997. The Corporation also intends to pursue other financing arrangements in fiscal 1997 in order to meet its ongoing working capital requirements. The Corporation will continue to closely monitor its liquidity requirements on a short-term basis and will be prepared to implement further measures to conserve cash as required.

PROSPECTIVE INFORMATION

During fiscal 1996, the Corporation's operations were materially adversely affected by the changes in the EDI Program because a substantial portion of the Corporation's historical revenues have been generated both directly and indirectly under the EDI Program. The Corporation has responded to the financial impact of these EDI Program changes through implementation of cost reductions, the discontinuance of its thermal treatment facility, increased marketing efforts to actively participate under the Pre-Approval Program, and identification of potential acquisitions to replace the revenues lost.

The Corporation has increased its backlog of high priority sites eligible under the Pre-Approval Program in recent months; however, delays associated with the Pre-Approval Program have prevented the Corporation from commencing work on these high priority sites. In the first quarter of fiscal year 1997, the Florida remediation service operation continued to generate a loss as a consequence of these delays and the Corporation took further steps in the form of staff reductions and reduced leased space to minimize costs. The Corporation believes that its operations will continue to be adversely affected in the second quarter of fiscal year 1997 as a result of these delays.

In a further effort to replace these lost revenues, the Corporation has entered into a letter of intent to acquire Spatco Environmental, Inc. ("SEI"), an environmental remediation service company based in Charlotte, North Carolina which generated annual revenues of approximately $11.7 million and an EBIT of ($47,000) in the fiscal year ended December 31, 1995, in exchange for shares of the Corporation's Common and Preferred Stock. Although the consummation of the transaction is subject to a number of conditions, including the negotiation and execution of a definitive agreement and the replacement of certain financing currently outstanding with respect to SEI, the parties expect the transaction to close during the Corporation's second or third quarter of fiscal 1997.

The State of Florida passed legislation at the end of May 1996 that includes measures to satisfy the existing obligations to fund the backlog under the EDI Program. The legislation requires clean-ups to continue on the basis of priority rankings under the Pre-Approval Program and also authorizes clean-up in advance of a site's priority ranking on a limited basis to facilitate property transactions or public works projects pursuant to a Pre-Approval Advance Clean-Up provision. The legislation provides for the State of Florida to fund the existing backlog through the issuance of bonds, thereby enabling reimbursement applications submitted under the EDI Program to be paid on an accelerated basis. However, in exchange for this accelerated payment, reimbursement applications will be paid at a discount effective January 1, 1997. The annual discount rate to be used is 3.5%, and the present value of an application will be based upon the accelerated date the FDEP anticipates settling a reimbursement application, compared to the original date a reimbursement application was scheduled to be settled.

The Corporation estimates that the acceleration of payments by the FDEP on reimbursement applications under the EDI Program will include the early release of cash, which is currently being held in escrow to cover future interest costs and potential disallowances on reimbursement applications, and the termination of interest obligations. In addition, it is anticipated that the satisfaction of the backlog by the FDEP will result in an increase in the annual allocation of new work from the FDEP, thus accelerating the Corporation's ability to access its backlog of higher priority sites.

The Corporation will not be able to determine the impact of discounting on its operating results until the FDEP establishes a schedule of anticipated payment dates. However, the Corporation may be required to record an adjustment to reflect the negative impact of the discounting on its results of operations and financial condition.

The Corporation is required to complete all field work under the existing EDI Program by no later than July 31, 1996 and the FDEP must be invoiced for this work by no later than December 31, 1996.

PDGES, a wholly-owned subsidiary of the Corporation, is currently involved in litigation with International Surplus Lines Insurance Company, Inc. ("ISLIC") as a result of insurance advances made to PDGES by ISLIC. A judgment rendered against PDGES would have a detrimental impact on the Corporation's future cash flow.

The Corporation has also been named in a purported class action suit involving the purchase by all persons and entities of the registrant's common stock from February 9, 1995 through May 23, 1995. The action alleges that the defendants violated certain federal securities laws. The Corporation believes that the allegations are without merit or that there are meritorious defenses to the allegations, and intends to defend the action vigorously. If, however, the plaintiff is successful in its claims, a judgment rendered against the Corporation and the other defendants would likely have a material adverse effect on the business and operations of the Corporation.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
PDG Remediation, Inc.


We have audited the accompanying consolidated balance sheets of PDG Remediation, Inc. (the "Corporation") as of January 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended January 31, 1996. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Remediation, Inc. at January 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ ERNST & YOUNG LLP


Pittsburgh, Pennsylvania

March 8, 1996, except for Note 3, as
     to which the date is April 25, 1996

CONSOLIDATED BALANCE SHEETS

PDG REMEDIATION, INC.

                                                            JANUARY 31,
                                                         1996          1995
                                                      -----------------------

ASSETS

CURRENT ASSETS
  Cash and short-term investments                    $  362,000  $     7,000
  Cash held in escrow                                   968,000      151,000
  Accounts receivable, less allowance of $724,000
    and $307,000 in 1996 and 1995, respectively       1,626,000    5,287,000
  Costs and estimated earnings in excess
    of billings on uncompleted contracts              2,320,000    4,383,000
  Prepaid expenses                                      137,000       56,000
  Receivable from parent                                      -      225,000
  Net assets of discontinued operation                        -      437,000
                                                     ----------  -----------

TOTAL CURRENT ASSETS                                  5,413,000   10,546,000


PROPERTY, PLANT AND EQUIPMENT
  Leasehold improvements                                 11,000       20,000
  Furniture and fixtures                                 40,000       33,000
  Vehicles                                              127,000      117,000
  Equipment                                             439,000      377,000
                                                     ----------  -----------

                                                        617,000      547,000
  Less: accumulated depreciation and amortization      (437,000)    (290,000)
                                                     ----------  -----------

                                                        180,000      257,000

OTHER ASSETS                                             21,000       21,000
                                                     ----------  -----------

TOTAL ASSETS                                         $5,614,000  $10,824,000
                                                     ==========  ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG REMEDIATION, INC.

                                                                 JANUARY 31,
                                                              1996         1995
                                                          ------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                         $1,052,000   $1,012,000
  Insurance company accrual                                 1,284,000    1,284,000
  Short-term borrowings                                             -    1,445,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                      8,000      134,000
  Accrued income taxes                                         48,000       70,000
  Accrued liabilities                                         491,000      285,000
  Payable to parent                                           117,000            -
  Accrued loss on sale of discontinued operation              140,000            -
  Current portion of long-term debt                            16,000       20,000
                                                           ----------  -----------

TOTAL CURRENT LIABILITIES                                   3,156,000    4,250,000

LONG-TERM DEBT                                                 20,000    3,579,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 5,000,000 shares
     authorized, none issued and outstanding                        -            -
  Common stock, $0.01 par value, 30,000,000 shares
     authorized, 2,470,000 shares and 1,870,000 shares
     issued and outstanding at January 31, 1996 and 1995       25,000       19,000
  Paid-in capital                                           4,768,000    2,473,000
                                                           ----------  -----------
                                                            4,793,000    2,492,000
  Retained earnings (deficit)                              (2,355,000)     503,000
                                                           ----------  -----------

TOTAL STOCKHOLDERS' EQUITY                                  2,438,000    2,995,000
                                                           ----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $5,614,000  $10,824,000
                                                           ==========  ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG REMEDIATION, INC.

                                                    FOR THE YEARS ENDED JANUARY 31,
                                                     1996         1995        1994
                                                  -----------------------------------
CONTRACT REVENUES                                 $ 4,779,000  $9,361,000  $5,346,000

CONTRACT COSTS                                      3,393,000   6,793,000   3,555,000
                                                  -----------  ----------  ----------

GROSS MARGIN                                        1,386,000   2,568,000   1,791,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES        2,244,000   1,954,000   1,788,000
                                                  -----------  ----------  ----------

(LOSS) INCOME FROM OPERATIONS                        (858,000)    614,000       3,000

OTHER INCOME (EXPENSE):
  Interest expense:
    Interest on financial obligations                (406,000)   (418,000)   (216,000)
    Amortization of estimated fair market
       value of warrants                                    -     (94,000)    (23,000)
  Interest income                                      13,000           -       5,000
  Other income                                          1,000      13,000       5,000
                                                  -----------  ----------  ----------
                                                     (392,000)   (499,000)   (229,000)
                                                  -----------  ----------  ----------

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES AND EXTRAORDINARY ITEM              (1,250,000)    115,000    (226,000)

INCOME TAX PROVISION                                        -      31,000           -
                                                  -----------  ----------  ----------

(LOSS) INCOME FROM CONTINUING OPERATIONS
  BEFORE EXTRAORDINARY ITEM                        (1,250,000)     84,000    (226,000)

DISCONTINUED OPERATION:
  (Loss) income from operation of
    GeoLogic (less applicable income taxes of
    $159,000 in 1995 and $35,000 in 1994)            (768,000)    590,000     432,000
  Loss on disposal of GeoLogic                       (840,000)          -           -
                                                  -----------  ----------  ----------
                                                   (1,608,000)    590,000     432,000
                                                  -----------  ----------  ----------

(LOSS) INCOME BEFORE EXTRAORDINARY ITEM            (2,858,000)    674,000     206,000

EXTRAORDINARY ITEM                                          -     222,000           -
                                                  -----------  ----------  ----------

NET (LOSS) INCOME                                 $(2,858,000) $  896,000  $  206,000
                                                  ===========  ==========  ==========

NET (LOSS) INCOME PER COMMON SHARE:
  Income from continuing operations before
    extraordinary item                            $     (0.51) $     0.04  $    (0.12)
  Discontinued operation                                (0.65)       0.32        0.23
  Extraordinary item                                        -        0.12           -
                                                  -----------  ----------  ----------
  Net (loss) income per share                     $    (1.16)  $     0.48  $     0.11
                                                  ===========  ==========  ==========

AVERAGE COMMON SHARES OUTSTANDING                   2,456,000   1,870,000   1,870,000
                                                  ===========  ==========  ==========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG REMEDIATION, INC.

                                                                         RETAINED      TOTAL
                                                 COMMON     PAID-IN      EARNINGS   STOCKHOLDERS'
                                                  STOCK     CAPITAL      (DEFICIT)     EQUITY
                                                 ------------------------------------------------

BALANCE AT JANUARY 31, 1993                      $19,000  $2,131,000  $   401,000   $ 2,551,000

Net income                                                                206,000       206,000
Dividend payable to parent                                             (1,000,000)   (1,000,000)
Capitalization of intercompany debt
  with parent                                                200,000                    200,000
Estimated fair market value of 375,000 warrants              282,000                    282,000
                                                 -------  ----------   ----------   -----------
BALANCE AT JANUARY 31, 1994                       19,000   2,613,000     (393,000)    2,239,000

Net income                                                                896,000       896,000

Revaluation of fair market value of
  375,000 warrants                                          (140,000)                  (140,000)
                                                 -------  ----------  -----------   -----------

BALANCE AT JANUARY 31, 1995                       19,000   2,473,000      503,000     2,995,000

Net loss                                                               (2,858,000)   (2,858,000)
Common shares sold in initial public offering      6,000   2,145,000                  2,151,000
Warrants sold in initial public offering                     100,000                    100,000
Issuance of 100,000 warrants                                  50,000                     50,000
                                                 -------  ----------  -----------   -----------

BALANCE AT JANUARY 31, 1996                      $25,000  $4,768,000  $(2,355,000)  $ 2,438,000
                                                 =======  ==========  ===========   ===========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG REMEDIATION, INC.

                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                                1996           1995         1994
                                                            ----------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                          $(2,858,000) $   896,000  $   206,000

ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME
  TO CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
  Provision for loss on disposal of discontinued operation       840,000            -           -
  Depreciation and amortization                                  239,000      224,000     189,000
  Provision for losses on accounts receivable                    387,000      225,000      75,000
  Extraordinary item                                                   -     (166,000)          -
  Other                                                           (8,000)      96,000      23,000

CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
  Cash held in escrow                                           (817,000)    (151,000)          -
  Accounts receivable                                          3,279,000   (3,235,000)  1,768,000
  Costs and estimated earnings in excess of billings on
     uncompleted contracts                                     2,063,000   (2,010,000)  (1,357,000)
  Inventories                                                          -        6,000       (1,000)
  Receivable from parent, net                                   (541,000)     758,000    1,394,000
  Prepaid expenses                                              (142,000)     (40,000)     (44,000)
  Prepaid income taxes                                                 -        5,000       25,000
  Accounts payable                                                23,000      475,000      254,000
  Billings in excess of costs and estimated earnings on
     uncompleted contracts                                      (126,000)      46,000      (15,000)
  Net assets of discontinued operation                          (263,000)     (36,000)  (1,282,000)
  Accrued liabilities                                            224,000       53,000       47,000
  Accrued income taxes payable                                   (22,000)     (46,000)           -
  Other                                                           (3,000)      (9,000)      (6,000)
                                                             -----------  -----------  -----------

TOTAL ADJUSTMENTS                                              5,133,000   (3,805,000)   1,070,000
                                                             -----------  -----------  -----------

CASH PROVIDED (USED) BY OPERATING ACTIVITIES                   2,275,000   (2,909,000)   1,276,000

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment                     (58,000)     (134,000)    (188,000)
  Proceeds from sale of property, plant and equipment                  -      116,000        2,000
                                                             -----------  -----------  -----------

NET CASH USED BY INVESTING ACTIVITIES                            (58,000)     (18,000)    (186,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds on common shares sold in initial public offering    2,151,000            -            -
  Proceeds on warrants sold                                      100,000            -            -
  Proceeds from debt                                           3,676,000    3,688,000    1,946,000
  Principal payments on debt                                  (7,789,000)    (862,000)  (3,132,000)
                                                             -----------  -----------  -----------

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES              (1,862,000)   2,826,000   (1,186,000)
                                                             -----------  -----------  -----------

Net increase (decrease) in cash and short-term investments       355,000     (101,000)     (96,000)
Cash and short-term investments, beginning of year                 7,000      108,000      204,000
                                                             -----------  -----------  -----------

CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                 $   362,000  $     7,000  $   108,000
                                                             ===========  ===========  ===========


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG REMEDIATION, INC.

FOR THE THREE YEARS ENDED JANUARY 31, 1996

NOTE 1 - BASIS OF PRESENTATION

HISTORICAL FORMATION

PDG Remediation, Inc. (the "Corporation") was formed on July 20, 1994 to effect the merger of one corporation and two partnerships of PDG Environmental, Inc. ("PDGE") into the Corporation. The Corporation operated as a wholly-owned subsidiary of PDGE until February 9, 1995 at which time 1,000,000 shares of the Corporation's common stock and 1,000,000 warrants were sold to the public at a price of $5.00 per share of common stock and $0.10 per redeemable warrant. The Corporation sold 600,000 newly issued common shares and 1,000,000 redeemable warrants and received net proceeds of approximately $2.3 million. PDGE sold 400,000 shares of the Corporation's common stock. The redeemable warrants entitle the holder to purchase one share of common stock at an exercise price of $6.00 per share. The redeemable warrants may be exercised at any time and expire on February 8, 2000.

On March 17, 1995, the underwriters on the offering exercised their option to purchase an additional 150,000 redeemable warrants from the Corporation which resulted in net proceeds to the Corporation of approximately $13,000.

As a result of the initial public offering, PDGE's ownership interest in the Corporation was reduced from 100% to 59.5% effective February 9, 1995. PDGE continues to own 59.5% of the Corporation's common stock.

BUSINESS ACTIVITIES

The Corporation is primarily engaged in providing environmental remediation services to the public and private sectors.

The Corporation provides remediation services to assist its clients in complying with environmental laws and regulations, such as those concerning leaking underground storage tanks and contaminated industrial facilities. The underground storage tank and hazardous materials remediation services are generally performed under the terms of cost-plus and time-and-materials contracts with a duration of one to three years and can be terminated by either party upon 30 days notice. The Corporation also operated a facility which remediated petroleum contaminated soil utilizing a thermal desorption process. On April 25, 1996, the Corporation sold its interest in this facility. The Corporation has classified the operations of this facility as discontinued in the accompanying financial statements (see also Note 3).

The Corporation has historically performed a substantial amount of work under a Florida state funded site rehabilitation program (the "EDI Program") which provides for the remediation of contaminated sites related to the storage of petroleum and petroleum products. The EDI Program has undergone substantial modification during the fiscal year ended January 31, 1996 (fiscal 1996) due to an imbalance in the Inland Protection Trust Fund between reimbursement application expenditures for work performed under the EDI Program and revenues generated for the EDI Program, as well as a concern that the majority of the site rehabilitation work was being conducted at sites that were not considered to be high priority in terms of the potential impact on drinking water supplies.

On March 8, 1995, Florida's Governor Lawton Chiles issued Executive Order 95-2 suspending processing of payment applications under the EDI Program and on March 16, 1995, the Senate passed a bill establishing a protocol for continued work on sites based on their priority ranking and a pre-approval process for both the scope and the cost of work for petroleum clean up program tasks.

It was anticipated that the Florida legislature would pass final legislation to amend the EDI Program prior to adjournment in May 1995; however, on May 11, 1995, the legislature adjourned for the year without acting on proposed changes to the EDI Program or the Inland Protection Trust Fund. As a result of the legislative inaction, the Corporation has continued to work under the legislation passed on March 27, 1995.

On July 26, 1995, the Florida Department of Environmental Protection ("FDEP") issued guidance to contractors operating under the EDI Program for requesting pre-approval from the FDEP prior to commencing work on eligible sites. A supplement was issued to this guidance on October 11, 1995 which contains maximum allowable charges for contractors to employ in the pre-approval process.

The change in the legislation surrounding the EDI Program has had a material adverse effect on the Corporation's operations during fiscal 1996 since the number of sites in the Corporation's backlog immediately eligible for continued reimbursement were significantly reduced. Further, the Corporation's thermal treatment facility experienced a significant decline in soil shipments during fiscal 1996 which the Corporation believes is indirectly related to EDI Program changes which created a slowdown in the entire market for the thermal treatment of petroleum contaminated soil and intense competitive price pressures.

Additionally, the EDI Program changes have resulted in substantial reductions in the Corporation's contract revenues creating significant operating losses in fiscal 1996. The Corporation expects these contract revenue reductions and operating losses to continue into the first and second quarters of fiscal 1997.

The Corporation has responded to the impact of these revenue reductions through reductions in staff and other overhead costs, the reallocation of a portion of its workforce to cover existing backlog at the Corporation's Pennsylvania remediation service operation and an intense marketing effort focused on obtaining remediation service contracts for high priority sites eligible for reimbursement under the revised Florida state funded site rehabilitation program (the "Pre-Approval Program") and for remediation service contracts outside the Pre-Approval Program.

While the Corporation has increased its backlog of high priority sites eligible for participation in the EDI Program during the fourth quarter of fiscal 1996, the implementation time associated with the pre-approval process by the FDEP has prevented the Corporation from working on these high priority sites during the first quarter of fiscal 1997.

The Corporation anticipates that its operations during the first and second quarters of fiscal 1997 may continue to be adversely affected by the delays associated with the Pre-Approval Program.

In general, the Corporation anticipates that it will experience lower margins on work associated with the pre-approval process; however, it believes that profitable operating margins are still possible provided the Corporation maintains a sufficient volume of work under the Pre-Approval Program.

The Florida legislature is currently in session and is considering a number of measures to satisfy the State of Florida's existing obligations to fund the backlog under the EDI Program. The legislation as currently proposed provides for the State of Florida to fund the existing backlog through the issuance of bonds, thereby enabling reimbursement applications submitted under the EDI
Program to be paid on an accelerated basis.   However, in exchange for this
accelerated payment, it is currently proposed that reimbursement applications will be paid at a discount effective January 1, 1997. The proposed annual discount rate to be used is 3.5%, and the present value of an application will be based upon the accelerated date the FDEP anticipates settling a reimbursement application, compared to the original date a reimbursement application was scheduled to be settled.

Although the impact of the proposed legislation on the registrant's results of operations cannot be ultimately determined until a final bill is signed into law, the registrant believes it may be required to record an additional charge to reflect the negative impact of the discounting on its results of operations and financial condition. The registrant is currently unable to determine the impact of this change on its operations.

The registrant's results of operations and financial condition would also benefit, on a prospective basis, as a result of the legislation as currently proposed. The registrant would experience significant reductions in interest costs associated with the funding of its reimbursement applications under the EDI Program as a result of an accelerated payment schedule as the Sirrom Environmental, LLC funding arrangement requires the registrant to recognize interest expense at the prime rate plus 3%. Further, as a result of a bond issuance, the registrant believes approximately $100 million per year will be allocated by the FDEP to support new remediation work under the Pre-Approval Program which is currently funded at an annual rate of $30 million.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation's wholly-owned subsidiaries and a partnership. All significant intercompany transactions are eliminated in consolidation.

REVENUES AND COST RECOGNITION:

Revenues for environmental remediation services on lump sum contracts are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method). Revenues for environmental remediation services on time-and-materials contracts are recognized based on estimated multipliers applied to cost incurred to date. These margins are adjusted to actual as the contract is completed.

Contract costs include direct labor and material costs and those indirect costs related to contract performance, such as supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period that such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consists principally of currency on hand and demand deposits at commercial banks. During fiscal 1995, two of the entities which were merged into the Corporation participated in a centralized cash management system with PDGE.

CASH HELD IN ESCROW:

Cash held in escrow represents amounts which are subject to withdrawal restrictions and principally relate to a funding arrangement with Sirrom Environmental Funding, LLC (also see Note 7) and work performed as a subcontractor to certain companies under the EDI Program.

EARNINGS PER SHARE:

Primary loss per common share for fiscal 1996 has been computed based upon the weighted average of common shares outstanding since the Corporation's common stock was sold to the public effective February 9, 1995. Stock options and warrants have not been reflected as exercised for purposes of computing the primary loss per share for fiscal 1996 since the exercise of such options and warrants would be antidilutive.

The earnings per common share for fiscal 1995 and 1994 have been computed based upon the weighted average shares outstanding of 1,870,000 which were owned by PDGE.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

RECLASSIFICATIONS:

Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3 - DISCONTINUED OPERATION

On April 25, 1996, the Corporation sold its interest in its thermal treatment facility, GeoLogic Recovery Systems ("GeoLogic"), to Specialized Environmental, Inc. ("SEI") effective as of January 31, 1996 in exchange for the assumption by SEI of all of the obligations and liabilities of GeoLogic. Concurrently, the Corporation entered into a Surrender and Release Agreement effective as of January 31, 1996 with respect to an equipment lease associated with the facility in exchange for a $0.22 million payment.

The Corporation has accounted for GeoLogic as a discontinued operation as of January 31, 1996 and, accordingly, its operating results are reported in this manner in all years presented in the accompanying financial statements. The Corporation has recorded a loss on the disposition of GeoLogic of $0.84 million in fiscal 1996 comprised of a write off of the net assets of GeoLogic and a $0.14 million provision for costs associated with the disposition. Net sales of GeoLogic were $1.5 million, $3.9 million and $4.0 million in fiscal years 1996, 1995 and 1994, respectively.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 1996 and 1995 include $4,000 and $3,000, respectively, of retainage receivables. During the year ended January 31, 1996 revenues equal to approximately 24% of consolidated revenues were attributable to one customer. For the years ended January 31, 1995 and 1994, no single customer contributed 10% or more of the Corporation's consolidated revenues.

The Corporation has contracts to provide services involving the remediation of underground storage tank sites for private customers under the EDI Program. Receivables under this program at January 31, 1996 and 1995 totaled $2,000,000 and $4,942,000, respectively. During the years ended January 31, 1996, 1995 and 1994, revenues equal to 60.9%, 79.7% and 56.2%, respectively, of consolidated revenues were attributable to this program (also see Note 2). Amounts submitted under the EDI Program are subject to state reimbursement regulations. The Corporation reviews amounts submitted and provides for any disallowances in its allowance for doubtful accounts.

The Corporation performs services as a subcontractor to companies with respect to work performed under the EDI Program. In certain circumstances, the Corporation has provided an indemnification for any amounts which are not reimbursed. At January 31, 1996 and 1995, the Corporation had provided such indemnifications for $7,011,000 and $3,137,000, respectively, of work performed pursuant to such subcontractor arrangements. The Corporation has provided for any potential future losses associated with these indemnifications as part of its allowance for doubtful accounts.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when necessary, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 - PAYABLE TO PARENT

During fiscal 1996, PDGE provided the Corporation with certain management services principally related to insurance coverage and the rental of office space. At January 31, 1996, the Corporation had an outstanding payable of $0.12 million to PDGE related to these services and the settlement of intercompany balances subsequent to the initial public offering.

In fiscal years 1995 and 1994, the Corporation provided certain interest bearing advances to PDGE and its subsidiaries which were repaid based on the availability of funds and the working capital needs of the Corporation. These advances accrued interest at the borrowing rate associated with PDGE's separate lines of credit which aggregated 12.7% and 8.2% in fiscal years 1995 and 1994, respectively.

In fiscal years 1996, 1995 and 1994, PDGE provided certain accounting and executive services on the basis of a management services agreement between the entities. The charge for such services was $51,000 in fiscal 1996, $814,000 in fiscal 1995 and $901,000 in fiscal 1994. Management believes the management services agreement was on terms at least as favorable to the Corporation as terms which could have been negotiated with independent third parties.

NOTE 6 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                            JANUARY 31,
                                                          1996        1995
                                                       ----------------------

Revenues earned on uncompleted contracts               $4,531,000  $6,467,000
Less:  billings to date                                 2,219,000   2,218,000
                                                       ----------  ----------

Net Under Billings                                     $2,312,000  $4,249,000
                                                       ==========  ==========


Included in the accompanying consolidated balance sheets under the following captions:


                                                            JANUARY 31,
                                                          1996        1995
                                                       ----------------------

Costs and estimated earnings in excess of billings on
  uncompleted contracts                                $2,320,000  $4,383,000
Billings in excess of costs and estimated earnings on
  uncompleted contracts                                     8,000     134,000
                                                       ----------  ----------

Net Under Billings                                     $2,312,000  $4,249,000
                                                       ==========  ==========

At January 31, 1996 and 1995, net under billings included $2,062,000 and $4,135,000, respectively, of amounts which will be billed upon the completion of certain program tasks as defined under the EDI Program.

NOTE 7 - LINES OF CREDIT

On February 8, 1995, the Corporation entered into a $5,000,000 line of credit with Barnett Bank of Central Florida, N.A. (the "Barnett Agreement"). Borrowings under the Barnett Agreement were limited to 75% of eligible accounts receivable, as defined, and interest was assessed at the prime rate plus 2%.

As a result of a default of certain covenants under the Barnett Agreement, on June 14, 1995 the Corporation entered into a forbearance agreement with Barnett Bank which was further amended on August 8, 1995. Under these forbearance agreements, the revolving line of credit was terminated and the outstanding loan balance was converted to a term loan maturing on February 1, 1996. The Barnett Bank term loan was repaid in full by the Corporation on December 21, 1995.

During the fourth quarter of fiscal 1994 and fiscal 1995, PDG Environmental Services, Inc. ("PDGES"), a wholly-owned subsidiary of the Corporation, maintained a $2,500,000 revolving line of credit with CVD Financial Corporation which was increased to $4,000,000 on September 6, 1994 (the "PDGES Agreement"). Borrowings under the PDGES Agreement were limited to 85% of eligible accounts receivable and interest was assessed at the prime rate plus 7%.

Throughout the majority of fiscal 1994, the Corporation maintained a $2,000,000 revolving demand line of credit. Borrowings under this line of credit were limited to 75% of eligible accounts receivable and interest accrued at 2% above the bank's prime rate.

Summary information concerning the Corporation's line of credit agreements during the years ended January 31, 1996, 1995 and 1994 is as follows:

                                                       JANUARY 31,
                                             1996         1995         1994
                                          -------------------------------------
Borrowings outstanding at end of year    $        -    $3,526,000    $  665,000
Maximum borrowing permitted               5,000,000     3,700,000     2,500,000
Average amount outstanding                2,253,000     2,270,000     1,470,000
Maximum amount outstanding                3,676,000     3,526,000     1,781,000
Year end interest rates                           -         15.50%        13.00%
Average interest rates                        11.53%        14.70%         8.69%



On January 27, 1995, PDGES entered into a Master Funding and Indemnification Agreement with Sirrom Environmental Funding, LLC, (the "Sirrom Agreement") which provides $750,000 of funding in connection with clean-up activities under the EDI Program. The Sirrom Agreement expires on January 27, 1997 and enables the Corporation to fund the amounts which the Corporation bills under the EDI Program at the prime rate of interest, as defined, plus 2%. The Corporation is advanced 100% of amounts billed, and is required to deposit 10% into an escrow account to cover potential disallowances. The Corporation and PDGE are guarantors on the Sirrom Agreement. As of January 31, 1996, the Corporation was advanced approximately $747,000 under the Sirrom Agreement.

On August 21, 1995, PDGES entered into a second Master Funding and Indemnification Agreement with Sirrom Environmental Funding, LLC (the "Second Sirrom Agreement"), which provides $4,000,000 of funding relative to unbilled
amounts under the EDI Program.    The Second Sirrom Agreement, which expires on
August 21, 1997, enables the Corporation to fund amounts billed under the EDI Program at the prime rate of interest, as defined, plus 3%. Although the Corporation is advanced 100% of amounts billed, it is required to deposit 34% into an escrow account to cover potential disallowances, future interest costs, and a commitment fee of 2% of the total funding provided. The Corporation also issued a warrant to purchase 100,000 shares of the Corporation's common stock to Sirrom Environmental Funding, LLC at an exercise price of $1.37 per share in conjunction with the execution of the Second Sirrom Agreement. The warrant
expires on January 31, 1999.   The Corporation has recorded $50,000 as the
estimated fair market value of the warrant. The Corporation and PDGE are guarantors on the Second Sirrom Agreement. As of January 31, 1996, the Corporation was advanced approximately $1,868,000 under the Second Sirrom Agreement.

During the fiscal year ended January 31, 1995, the Corporation recorded its proportionate share of PDGE's revolving credit agreements based upon its separate borrowing base calculation. At January 31, 1995, the Corporation's proportionate interest in the PDGE combined $3,600,000 of revolving credit, reflected as short-term borrowings in the accompanying financial statements, was $1,445,000 bearing interest at a bank rate (as defined) plus 7%.

PDGE assessed the Corporation interest on its proportionate share of the borrowings in accordance with the interest rate permitted under the underlying revolving credit agreement. The interest rate charged to the Corporation during fiscal 1995 ranged from a bank rate plus 2% to a bank rate plus 7%. The Corporation also maintained an $80,000 letter of credit under a PDGE revolving credit agreement at January 31, 1995. The Corporation's average borrowings under the PDGE revolving credit agreements during fiscal 1995 totaled $895,000 at an average interest rate of 12.70%.

Effective June 30, 1994, the existing PDGE lender sold its interest in a revolving credit agreement and an outstanding mortgage to CVD Financial Corporation for a purchase price of 70% of the aggregate outstanding principal balance. CVD Financial Corporation afforded PDGE forgiveness of indebtedness in the amount of $789,000. The Corporation has recorded its proportionate interest in this extraordinary gain in the amount of $222,000, net of an income tax provision of $60,000.

At January 31, 1994, the Corporation's proportionate interest in the PDGE $3,000,000 revolving credit agreement was $1,171,000.

NOTE 8 - ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                             JANUARY 31,
                                           1996      1995
                                         ------------------
Wages                                    $107,000  $123,000
Withheld and accrued taxes                 56,000     9,000
Accrued commitment fees                    47,000         -
Accrued insurance                          20,000     6,000
Accrued worker's compensation insurance    52,000    16,000
Accrued royalties                           2,000    20,000
Accrued interest                           80,000    47,000
Accrued legal                              35,000    16,000
Other                                      92,000    48,000
                                         --------  --------

Total Accrued Liabilities                $491,000  $285,000
                                         ========  ========


NOTE 9 - LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:


                                                                             1996           1995
                                                                           -------       ----------
Revolving line of credit in the amount of $3,700,000 bearing interest at
  7% above the prime rate, net of discount; paid in February 1995.         $     -       $3,526,000

Proportionate interest in PDGE term loan in the amount of
  $690,000 at January 31, 1995, with interest at 7% above the prime rate,
  paid in February 1995.                                                         -           21,000

Other notes payable with interest rates ranging from 6.75% to 11.5%
  with various maturities.                                                  36,000           52,000
                                                                           -------       ----------

                                                                            36,000        3,599,000

Less amount due within one year                                             16,000           20,000
                                                                           -------       ----------
                                                                           $20,000       $3,579,000
                                                                           =======       ==========

Maturity requirements on long-term debt aggregate $16,000 in fiscal 1997, $12,000 in fiscal 1998, and $8,000 in fiscal 1999.

The Corporation paid approximately $643,000, $767,000 and $524,000 for interest costs during the years ended January 31, 1996, 1995 and 1994, respectively.

NOTE 10 - INCOME TAXES

The Corporation provides income taxes under the liability method as required by FAS 109. In fiscal 1995 and 1994, the Corporation joined in the filing of a consolidated federal return with PDGE; however, income taxes have been provided in the accompanying financial statements as if the Corporation filed separate returns. The Corporation generally files separate state tax returns.

The Corporation has net operating loss carryforwards of approximately $2,800,000 at January 31, 1996. For financial reporting purposes, a valuation allowance of approximately $1,003,000 was recognized at January 31, 1996 to offset the deferred tax asset related to these carryforwards and other deferred tax assets. The valuation allowance increased during fiscal 1996 due to the uncertainty of utilizing current year operating losses in future years.

Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 1996 and 1995 are as follows:

                                                          JANUARY 31,
                                                        1996       1995
                                                    ---------------------
       Deferred tax liabilities:
           Tax over book depreciation              $    414,000  $320,000
           Other                                              -    27,000
                                                   ------------  --------

           Total deferred tax liabilities               414,000   347,000

       Deferred tax assets:
           Accounts receivable reserve                  284,000   120,000
           Net operating loss carryforwards           1,046,000    53,000
           Other                                         87,000         -
                                                   ------------  --------

           Total deferred tax assets                  1,417,000   173,000

       Valuation allowance for deferred tax assets  (1,003,000)         -
                                                   ------------  --------

           Net deferred tax assets                      414,000   173,000
                                                   ------------  --------

           Net deferred tax liabilities            $          -  $174,000
                                                   ============  ========



The deferred tax liability at January 31, 1995 is included as a component of the net assets of the discontinued operation.

Significant components of the provision for income taxes on continuing operations are as follows:


                                                  FOR THE YEARS ENDED JANUARY 31,
                                                   1996        1995        1994
                                                ---------------------------------
                Current:

                 Federal                         $      -    $ 8,000     $      -
                 State                                  -     23,000            -
                                                 --------    -------     --------

                Total income tax provision       $      -    $31,000     $      -
                                                 ========    =======     ========



The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                           FOR THE YEARS ENDED JANUARY 31,
                                                            1996        1995         1994
                                                        -----------------------------------
Tax at statutory rate                                    $(425,000)    $39,000     $(77,000)
State income taxes, net of federal tax benefit                   -      15,000            -
Limitation (benefit) of net operating loss utilization     423,000     (24,000)      76,000
Other                                                        2,000       1,000        1,000
                                                         ---------     -------     --------
                                                         $       -     $31,000     $      -
                                                         =========     =======     ========


The Corporation paid approximately $22,000, $9,000, and $22,000 for state income taxes during the years ended January 31, 1996, 1995 and 1994, respectively.



NOTE 11 - COMPENSATION PLANS

The Corporation maintains a stock option plan which provides for the issuance of up to 250,000 shares of the Corporation's common stock to employees, consultants and non-employee directors. Options to purchase 137,500 shares of the Corporation's common stock were granted on July 21, 1994 at an option price of $5.00 per share, of which options to purchase 93,500 shares were fully vested. The remaining options vest one third each year following the date of grant. In February 1995, the Corporation's employees who received vested options under the plan were required to relinquish a like number of options under the PDGE stock option plan.

Options to purchase an additional 15,000 shares of the Corporation's common stock were granted on May 23, 1995 at an exercise price of $1.91 per share and options to purchase 5,000 shares of the Corporation's common stock were granted on December 13, 1995 at an exercise price of $0.75 per share. These options vest one third each year following the date of grant.

On October 2, 1995, pursuant to the terms of the stock option plan, 2,500 shares of the Corporation's common stock were granted to the Corporation's non-employee directors at an exercise price of $1.34 per share. These options vested on the date of grant.

On December 13, 1995, the Compensation Committee of the Corporation's Board of Directors voted to reprice 142,500 of the Corporation's outstanding options priced at $1.34, $1.91 and $5.00 per share to $0.75 per share and approved the adoption of a plan and the grant of options to purchase 150,000 shares of the Corporation's common stock at a price of $0.75 per share to certain officers subject to approval by stockholders at the next annual meeting.

The following table summarizes information with respect to the stock option plan.


                                                             Option
                                             Number of     Price Range
                                              Shares        Per Share
                                             ---------    -------------
            Outstanding at January 31, 1994          -                -
            Granted                            137,500            $5.00
                                              --------    -------------

            Outstanding at January 31, 1995    137,500            $5.00
            Granted                             22,500    $0.75 - $1.91
            Cancelled - Reusable              (12,500)            $5.00
                                              --------    -------------

            Outstanding at January 31, 1996    147,500            $0.75
                                              ========    =============

            Exercisable at January 31, 1996    100,832            $0.75
                                              ========    =============

            Reserved for future grants
              at January 31, 1996              102,500                -
                                              ========    =============



Effective November 1, 1994, PDGE established the PDG Environmental Retirement Savings Plan (the "Retirement Savings Plan") under Section 401(k) of the Internal Revenue Code. The Corporation is a participating employer under the Retirement Savings Plan. Substantially all full time employees with at least one year of service, except for certain bargaining unit employees, are eligible to participate in the Retirement Savings Plan. Employees may contribute to the Retirement Savings Plan up to 15% of their eligible compensation. Under the terms of the Retirement Savings Plan, the Corporation may match up to 6% of compensation; to be determined annually by the Corporation's Board of Directors. The Corporation's contributions are 100% vested after seven years of service. There were no contributions made by the Corporation during fiscal 1996 and 1995.

NOTE 12 - COMMON STOCK

At January 31, 1996, the Corporation has reserved 250,000 shares of its common stock for issuance under its stock option plan and 1,150,000 shares of its common stock for issuance upon the exercise of the Corporation's redeemable warrants. The Corporation has also reserved 100,000 shares of common stock for issuance to Sirrom Environmental Funding, LLC pursuant to its warrant.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $ 286,000, $210,000 and $160,000 for the years ended January 31, 1996, 1995 and 1994, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 1996 aggregated $840,000 and payments due during the next five fiscal years are as follows: 1997 - $212,000; 1998 - $191,000; 1999 - $173,000; 2000 - $149,000 and 2001 - $11,000.

On or about November 10, 1994, International Surplus Lines Insurance Co. ("ISLIC"), filed a complaint against PDGES to recover certain refunds claimed to be owed by PDGES to ISLIC as a result of insurance advances made to PDGES on behalf of two of ISLIC's insured customers. ISLIC claims that PDGES was paid for its work by both ISLIC and the Florida Department of Environmental Resources under a state administered clean-up program. ISLIC contends that PDGES must reimburse ISLIC for the specific items ISLIC paid which were also paid for by the State of Florida. However, ISLIC has never specified the items for which it has requested reimbursements. PDGES contests the amount and the timing of such reimbursements. ISLIC claims that, pursuant to its agreement with its two insured, ISLIC paid PDGES $1,744,993 for clean-up costs and that PDGES reimbursed ISLIC $412,000 for a net advance of $1,334,993. According to the records of PDGES, ISLIC actually paid only $1,346,220, which PDGES recorded as a current liability when it was received. Without a breakdown of costs from ISLIC identifying which clean-up costs were paid for by ISLIC, PDGES cannot determine the specific amount of ISLIC's claim. At January 31, 1996, PDGES has $1,284,000 recorded as an advance from ISLIC.

On December 19, 1994, PDGES filed an Answer and Counter-claims to the complaint in which PDGES vigorously contests the allegations in the complaint. The counterclaim is for an amount in excess of $2,517,215, and this amount continues to increase. The basis of the counterclaim is that PDGES has continued to clean up sites covered by the ISLIC insurance. The counterclaim is based upon the legal theories of breach of contract, bad faith (insurance), unjust enrichment, promissory estoppel and implied contract.

PDGES and ISLIC met in March 1996 to explore settlement options; however, to date the parties have been unable to reach a settlement. Discovery with respect to the matter is scheduled to be completed on May 3, 1996 and the trial is expected to commence on August 5, 1996.

The Corporation has been named as a defendant in a purported class action involving the purchase by all person and entities who purchased the Corporation's common stock from February 9, 1995, the effective date of the initial public offering, through May 23, 1995. The plaintiff is seeking certification of the action as a class action and recision for the purchase of shares of common stock by members of the purported class or statutory damages, as well as interest, attorneys' fees and other costs and expenses. The Corporation believes that the plaintiff's allegation are without merit or that there are meritorious defenses to the allegation, and intends to defend the action vigorously.

On September 1, 1995, an answer was filed on behalf of the Corporation, its officers and directors which generally denied the plaintiff's claims. By letter dated December 5, 1995, the plaintiff requested a pre-motion conference on a motion for class certification. By letter dated December 6, 1995, the underwriter defendants requested a pre-motion conference on a motion to dismiss the complaint. In December 1995, the underwriter defendants filed a notice of motion to dismiss and a memorandum of law in support of the motion. The court has not yet acted on the motion.

The parties have begun initial discovery with respect to the action.

NOTE 14 - SUBSEQUENT EVENT

During March 1996, the Corporation entered into a letter of intent to acquire SPATCO Environmental, Inc. ("SPATCO"), an environmental remediation service company located in the southeastern United States, from its sole shareholder, Vigour Holding & Finance b v, in exchange for shares of the Corporation's common stock. SPATCO generated revenues of approximately $12,000,000 in 1995. The effect of this acquisition will be to replace and expand some of the Corporation's revenues which were severely depressed by the changes in fiscal 1996 under the EDI Program.

The consummation of the transaction is subject to a number of conditions, including the negotiation and execution of a definitive agreement. The parties expect the transaction to close within 75 days from the execution of the letter of intent.

                             PDG REMEDIATION, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 1996, 1995 AND 1994



                                      Balance at  Additions                Balance
                                      beginning    charged                 at close
                                       of year    to income  Deductions    of year
                                      ----------  ---------  ----------    --------
1996
Allowance for doubtful accounts       $307,000    $387,000   $(30,000)(1)  $724,000
                                      ========    ========   ========      ========

1995
Allowance for doubtful accounts       $183,000    $225,000   $101,000(1)   $307,000
                                      ========    ========   ========      ========

1994
Allowance for doubtful accounts       $108,000    $ 75,000   $      -      $183,000
                                      ========    ========   ========      ========



(1)  Uncollectible accounts written off, net of recoveries.

                                                                      APPENDIX A

                             PDG REMEDIATION, INC.
                   1995 QUALIFIED INCENTIVE STOCK OPTION PLAN

1.   PURPOSE OF THE PLAN

     This 1995 Qualified Incentive Stock Plan ("Plan") is intended to afford an incentive to key managerial employees of PDG REMEDIATION, INC. (the "Company") and its parent and subsidiaries to acquire a proprietary interest in the Company and to enable the Company to attract and retain such key employees.
For purposes of this Plan, the Company's "parent" or "subsidiaries," if any, shall include any corporation which is a "parent corporation" or a "subsidiary corporation" within the meaning of Sections 425(e) and (f) of the Internal Revenue Code of 1986, as hereafter amended (the "Code"). Options granted pursuant to the Plan shall be "incentive stock options" as defined in Section 422 of the Code.

2.   THE STOCK

     Except as provided in Section 6, the number of shares of stock which may be optioned and sold under the Plan is One Hundred Fifty Thousand (150,000) shares of Common Stock, $.01 par value, of the Company (the "Shares"). If options granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject hereto shall again be available for the granting of options under this Plan. Shares which are the subject of options to purchase may be made available from authorized and unissued stock or from treasury stock.

3.   ELIGIBILITY

     An option shall be granted only to a person who at the time of the grant is a key managerial employee of the Company or its parent or a subsidiary of the Company. A key managerial employee to whom an option has been granted shall hereinafter sometimes be referred to as an "Optionee." The term "key managerial employee" shall mean an employee (including officers), who has responsibility for the management of the Company or its parent or subsidiaries. The Committee designated pursuant to Section 8 (the "Committee") shall have the full authority to determine, from time to time, the key managerial employees to whom options shall be granted and the number of Shares subject to each option.

4.   OPTION TERMS

     (a) Except as otherwise provided herein, the option price shall be fixed by the Committee at the time of the grant of such option and shall not be less than 100% of the fair market value of the stock at the time the option is granted. Notwithstanding the foregoing, if the option is granted to an individual who at the time the option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, the option price shall not be less than 110% of the fair market value of the stock at the time the option is granted. The Committee shall, in good faith, determine the fair market value of the stock (without regard to any restrictions other than a restriction which, by its terms, will never lapse) based upon a reasonable method of valuation adopted by the Committee, or such other method as may be permitted by the Code, or regulations or rulings promulgated thereunder. In no event shall the option price be less than the par value of the Shares. The Committee will use its reasonable best efforts to determine the fair market value of the Shares subject to the option, but neither the Committee nor the Company will be responsible for the payment of any tax imposed upon the participants, nor will they reimburse participants for their payment of any tax so imposed. Neither the Company, the Committee or any member thereof makes or shall make any representation or warranty to any participant regarding the Federal or state income tax consequences or effects of participation in the Plan.

     (b) Subject to the provisions and limitations of this Plan, and subject to applicable securities, tax and other laws and regulations, options may be granted at such time or times and pursuant to such terms and conditions as may be determined by the Committee during the period this Plan is in effect.

     (c) Each option shall provide that it may be exercised in such installments as set forth in the Stock Option Agreement (as hereinafter defined) for such option, commencing from the date set forth in the Stock Option Agreement for such option; provided, however, that no option shall be exercised, in full or in part, after the expiration of ten (10) years from the date such option is granted. However, if the option is granted to an individual who at the time the option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, no such option shall be exercised, in full or in part, after the expiration of five (5) years from the date such option is granted. Notwithstanding the foregoing, unless the Committee in its discretion determines otherwise at or prior to the time the option is granted, each option shall be exercisable from time to time, in whole or in part, at any time after one (1) year from the date of grant and prior to its expiration. Notwithstanding anything to the contrary contained in this Section 4, the Committee may, in its sole discretion, accelerate the option exercise period, based upon its evaluation of an optionee's individual performance.

     (d) Shares to be purchased upon the exercise of any option shall be paid for, in full, in cash or by certified check payable to the order of the Company (or in certificates of stock issued by the Company, which stock shall be assigned a fair market value by the Committee in its reasonable discretion) and delivered to the Company at the time of such exercise.

     (e) Each option granted under the Plan shall be evidenced by an Agreement between the Company and the employee (a "Stock Option Agreement"). The Committee shall initially make all decisions as to the form of Stock Option Agreement to be entered into with each optionee. All forms of Stock Option Agreement shall contain such provisions, restrictions and conditions as are not inconsistent with this Plan but need not be identical. The provisions of this Plan shall be set forth in full, or incorporated by reference in, each Stock Option Agreement.

     (f) For purposes of the Plan, an Optionee's employment shall be deemed to have terminated at the close of business on the date preceding the first date on which he or she is no longer, for any reason whatsoever, employed by the Company or any parent or subsidiary of the Company. If an Optionee's employment is terminated for any reason whatsoever (including his or her death), all options granted to him or her pursuant to the Plan and all of his or her rights thereunder shall wholly and completely terminate:

         i. at the time the Optionee's employment is terminated if termination occurs within the one (1) year period following the date of grant for any reason other than death, disability or a "Change of Control" (as hereinafter defined) of the Company; or

         ii. at the time the Optionee's employment is terminated if his or her employment is terminated because he or she is discharged for fraud, theft or embezzlement committed against the Company or any parent, subsidiary or customer of the Company, for gross failure to perform his or her duties, or for conflict of interest (other than legitimate competition); or

         iii. at the expiration of a period of three (3) months after the Optionee's employment is terminated (but in no event later than the date the option is otherwise due to expire) if the Optionee's employment is terminated for any other reason than his or her death, or the reasons specified in subparagraphs (i) and (ii) above. If the Optionee dies during such three (3) month period, the executors, administrators, legatees or distributees of the Optionee's estate shall have the right to exercise such options during the remainder of such period; or

         iv. at the expiration of a period of three (3) months after the Optionee's employment is terminated (but in no event later than the date the Option is otherwise due to expire) if the Optionee's employment is terminated by reason of his or her death in which case the executors, administrators, legatees or distributees of the estate of the Optionee shall have the right to exercise any option which became exercisable prior to the Optionee's death.
               In the event an option is exercised by the executors, administrators, legatees or distributees of the estate of the Optionee, the Company shall have no obligation to issue Shares hereunder unless and until the Company is satisfied that the person (or persons) exercising the Option is the duly appointed legal representative of the Optionee's estate or the proper legatee or distributee thereof.

5.   NON-TRANSFERABILITY

     No option granted hereunder shall be transferable by the Optionee other than by will or by the laws of descent and distribution, and options shall be exercisable, during the Optionee's lifetime, only by such Optionee; provided, however, that in the event an Optionee shall be subject to a legal disability, his legal representative may exercise an option on his behalf.

6.   STOCK DIVIDENDS OR RECAPITALIZATION

     In the event of a stock dividend paid in shares of the class of stock subject to any option outstanding hereunder, or recapitalization, reclassification, split-up or combination of shares with respect to said class of stock, the Committee shall make appropriate adjustments to the option price under such option and to the kind and number of shares as to which such option is then exercisable, to the end that the Optionee's proportionate interest shall be maintained as before the occurrence of such event, and in any case an appropriate adjustment shall also be made in the total number and kind of event, and in any case an appropriate adjustment shall also be made in the total number and kind of shares of stock reserved for the future granting of options under this Plan. Any such adjustment made by the Committee pursuant to this Plan shall be binding upon the holders of all unexpired options outstanding hereunder.

7.   MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC.

     In the event of the proposed merger, consolidation, reorganization, dissolution or liquidation of the Company pursuant to which the Company will not be the surviving entity or pursuant to which the Company will become a wholly-owned subsidiary of an entity, or in the event of a proposed sale of substantially all of the assets of the Company (collectively such transactions are herein referred to as a "Change of Control"), all options granted under the Plan shall terminate as of the date to be fixed by the Board of Directors; provided that not less than thirty (30) days written notice of the date so fixed shall be given to each Optionee and each Optionee shall have the right, during such thirty (30) day period, to exercise his or her option as to all or any part of the Shares covered thereby, including Shares to which the Option would not otherwise be exercisable.

8.   ADMINISTRATION OF PLAN

     (a) This Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors. The Committee shall consist of a minimum of 2 and a maximum of 3 members of the Board of Directors, each of whom shall be a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall, in addition to its other authority and subject to the provisions of this Plan, have authority in its sole discretion to determine who are the officers and key employees of the Company or any parent or subsidiary of the Company eligible to receive options under the Plan; which officers and key employees shall in fact be granted an option or options; the number of Shares to be subject to each of the options; the time or times at which the options shall be granted; subject to Section 4 hereof, the price at which each of the option is exercisable, the rate of option exercisability; and the duration of the option.

     (b) The Committee shall adopt such rules for the conduct of its business and administration of this Plan as it considers desirable. A majority of the members of the Committee shall constitute a quorum for all purposes. The vote or written consent of a majority of the members of the Committee on a particular matter shall constitute the act of the Committee on such matter. The Committee shall have the exclusive right to construe the Plan and the options issued pursuant to it, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and the options issued pursuant to it, and such action shall be final, binding and conclusive upon all parties concerned. No member of the Committee or the Board of Directors shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of authority or discretion granted in connection with this Plan to the Committee or the Board of Directors, or for the acts or omissions of any other members of the Committee or the Board of Directors. Subject to the numerical limitations on Committee membership set forth in Subsection 8(a) hereof, the Board of Directors may at any time appoint additional members of the Committee and may at any time remove any member of the Committee with or without cause. Vacancies in the Committee, however caused, may be filled by the Board of Directors if it so desires.

9.   EFFECTIVE DATE

     This Plan shall become effective upon adoption by the Board of Directors, subject to the approval by holders of a majority of the Common Shares present in person or by proxy and entitled to vote at the 1996 Annual Meeting of Shareholders. Options may be granted under the Plan prior to receipt of such approval, provided that, in the event such approval is not obtained, the Plan and all Options granted under the Plan shall be null and void an of no force and effect.

10.  MODIFICATION, AMENDMENT, SUSPENSION AND TERMINATION

     Unless sooner terminated, this Plan shall expire ten (10) years from the date the Plan is adopted by the Board of Directors, or from the date of shareholder approval, whichever is earlier. The Plan may be altered, suspended, discontinued or terminated by the Board of Directors at any time, but no action of the Board of Directors, unless approved by the shareholders, may increase the maximum number of shares to be offered for sale or issued under the Plan (except as permitted under Section 6 above), change the manner of determining the minimum option price or the price of outstanding options or terms of payments, extend the term of the Plan or the period during which options may be granted or exercised, or change the description of the class of persons eligible to receive options under the Plan. Nothing contained herein shall be construed to permit a termination, modification or amendment adversely affecting the rights of any Optionee under an existing option theretofore granted without the consent of such Optionee.

11.  GENERAL

     (a) Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any employee the right to continue in the employ of the Company or its parent or subsidiary or any other corporation affiliated with the Company, or interfere in any way with the rights of the Company or its parent or subsidiary or any corporation affiliated with the Company to terminate his or her employment.

     (b) Corporate action constituting an offer of stock for sale to any employee under the terms of the options to be granted hereunder shall be deemed completed as of the date when the Committee authorizes the grant of the option to the employee, regardless of when the option is actually delivered to the employee or acknowledged or agreed to by the employee.

     (c) The provisions of this Plan shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     (d) Wherever used herein, the singular shall be deemed to refer to and include the plural, and vice versa, where appropriate. Wherever used herein, the masculine shall be deemed to refer to and include the feminine and the neuter, and vice versa, where appropriate.

     (e) Nothing contained in this Plan or in any option agreement issued hereunder shall impose any liability or responsibility on the Company, the Board of Directors, the Committee or any member of either of the foregoing to pay, or reimburse any participant for the payment of any tax arising out of, or on account of the issuance of an option or options hereunder to any participant, a participant's exercise of any option used under this Plan or a participant's sale, transfer or other disposition of any Shares acquired pursuant to the exercise of an option issued hereunder. Any person receiving an option hereunder shall expressly acknowledge and agree that such participation is voluntary and that the participant will be solely responsible for all taxes to which he or she may be or become subject as a consequence of such participation.

     (f) As a condition to the exercise of any Option, the Company may require that an employee satisfy, through withholding from other compensation or otherwise, the full amount of any and all federal, state and local income and other taxes required to be withheld in connection with such exercise.

     (g) Subject to the overall limitations of Section 2 hereof, the aggregate fair market value of the stock for which any employee's incentive stock options become exercisable for the first time in any calendar year shall not exceed $100,000. For purposes of this paragraph, fair market value shall be determined as of the time the option with respect to such stock is granted.

     (h) To obtain tax benefits associated with incentive stock options, the Optionee must make no disposition of shares acquired by exercise of incentive stock options granted under the Plan within one (1) year from the date of exercise of any such option or two (2) years from the grant of such option.

     (i) Notwithstanding anything to the contrary contained in the Plan, or any Stock Option Agreement, the Company shall not be required, upon the exercise of any option, to issue or deliver any Shares prior to the completion of an effective Registration Statement with respect to such Shares pursuant to the Securities Act of 1933, as amended, as well as registration or other qualification of such Shares under any applicable state securities law or regulation as the Company shall determine to be necessary or desirable.

                                                                      APPENDIX B


                             PDG REMEDIATION, INC.
                         AMENDED 1994 STOCK OPTION PLAN

     The purposes of the Amended 1994 Stock Option Plan (the "Plan") are to encourage stock ownership in PDG Remediation, Inc. (the "Corporation") by selected employees, consultants and non-employee directors of the Corporation, to provide such persons with additional incentives to remain with the Corporation and increase their efforts on its behalf, to provide a means through which the Corporation may attract, retain and motivate outstanding employees, consultants and non-employee directors and to remain competitive in its compensation practices.

     1.  ADMINISTRATION

     The Plan shall be administered by the Compensation Committee appointed by the Board of Directors of the Corporation (hereinafter referred to as the "Committee"). The Committee shall consist of not less than two (2) non-employee members of the Board of Directors. Committee members shall not be eligible to receive options or awards under the Plan, except for options automatically granted to non-employee directors as provided in Section 4 hereof. The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee. The term of each Committee member shall continue until his successor shall be duly appointed by the Board of Directors.

     The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. All questions of interpretation and application of the Plan, or as to stock options granted under the Plan, shall be subject to the determination of the Committee, whose determination shall be final and binding. No discretion concerning decisions regarding the Plan shall be exercised by any person or entity other than the Committee.

     2. SHARES AVAILABLE

     Subject to the adjustments provided in Section 5 of this Plan, the aggregate number of shares of the Corporation's Common Stock, par value $.01 per share ("Common Stock"), which may be issued and as to which grants of stock options may be made under the Plan shall be Three Hundred Fifty Thousand (350,000) shares. In the event that an option awarded under this Plan to any individual expires, or is terminated unexercised, or is forfeited as to any shares covered thereby, such shares shall thereafter be available for purposes of the Plan. Options awarded under this Plan may be fulfilled with either authorized and unissued shares of Common Stock or issued shares of Common
Stock held in the Corporation's treasury.

     3.  PARTICIPANTS

     All present and future employees, consultants and non-employee directors of the Corporation or any parent or subsidiary of the Corporation are eligible to receive grants of options under this Plan in accordance with the terms and conditions hereinafter set forth.

     4.  GRANT OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS

         a. Each participant who is a non-employee director of the Corporation at the effective date of this Plan shall be granted, as of the effective date of this Plan (subject to the approval of the stockholders) nonqualified stock options, i.e., options which do not qualify under Section 422 of the Internal Revenue Code ("Options"), to purchase 10,000 shares of Common Stock. From and after the effective date of this Plan, each non-employee director of the Corporation who has not previously received Options pursuant to the Plan shall automatically and without further action by the Board be granted Options to purchase 10,000 shares of the Common Stock of the Corporation upon his election as a director of the Corporation.

         b. On the fifth business day following the day of each annual meeting of the stockholders of the Corporation, commencing with the Corporation's annual meeting of shareholders in 1995, each non-employee director who has served for at least twelve (12) consecutive months shall automatically and without further action by the Board or the Committee be granted additional Options to purchase 1,250 shares of the Common Stock of the Corporation; provided, however, that the maximum number of shares of Common Stock which may be granted to any single non-employee director pursuant to the Plan may not exceed 15,000 and that once any non-employee director has been granted Options to purchase 15,000 shares of Common Stock under the Plan no additional Options shall be granted to such non-employee director.

         c. The Options granted to non-employee directors under the Plan shall be subject to the following terms and conditions:


             1. The price of the shares of Common Stock subject to Option shall be the fair market value of such shares on the date such Option is granted. The fair market value shall be determined as provided in Section 9a. The Option price will be subject to adjustment in accordance with the provisions of Section 7.

             2. The price per share with respect to each Option shall be payable in full at the time the Option is exercised. Such price shall be payable in cash or by delivery to the Corporation of other shares of Common Stock of the Corporation owned by the grantee. Shares delivered to the Corporation in payment of the Option price shall be valued at the fair market value of the Common Stock of the Corporation on the date of the exercise of the Option. Such value shall be determined in accordance with Section 9a. Payment of the Option price with shares of the Common Stock of the Corporation shall not increase the number of shares of the Common Stock which may be issued under the Plan.

             3. The right of non-employee directors to exercise Options granted under the Plan shall immediately vest and become fully exercisable upon the date of grant. No stock Option shall be exercisable after the expiration of ten (10) years from the date of grant of the Option.

             4. If the service of a grantee as a non-employee director of the Corporation is terminated due to such director's death, the grantee's legal representative shall have the right, within one year after the date of death of the non-employee director (but not after the expiration date of the Option), to exercise all or any part of the Options which the deceased grantee had not exercised at the time of his or her death.

             5. If the service of the grantee as director of the Corporation is terminated for any reason other than the death of the grantee, the grantee shall have the right to exercise all or any part of the Options which the grantee had not exercised at the time of such termination until the expiration date of the Options.

             6. The grant of all Options shall be confirmed by a notice executed on behalf of the Corporation by the Secretary or Assistant Secretary of the Corporation.

             7. With respect to any Option granted under the Plan, the Committee may, in its sole discretion, impose such other restrictions, provisions, conditions, or terms as it deems appropriate, subject to the foregoing provisions of this
                 Section 4 of the Plan. Any such restrictions, terms, provisions and conditions shall be set forth in the notice to which reference is made in subparagraph c. 6 of this Section 4.

     5.  GRANT OF STOCK OPTIONS TO EMPLOYEES

         a. The Committee, in its sole discretion, may from time to time determine the employees of the Corporation or any parent or subsidiary of the Corporation to whom Options are to be granted.

         b. Any Options granted under the Plan shall be subject to the following terms and conditions:

             1. Each grantee who is an employee of the Corporation or any parent or subsidiary of the Corporation shall be required to enter into an option agreement with the Corporation.

             2. The price of shares of Common Stock subject to Option shall be set by the Committee at the time an Option is granted, but in no event shall such price be less than the fair market value of such shares on the date such Option is granted. The fair market value shall be determined as provided in Section 9a. The Option price will be subject to adjustment in accordance with the provisions of Section 7.

             3. The price per share with respect to each Option shall be payable in full at the time the Option is exercised. Such price shall be payable in cash or by delivery to the Corporation of other shares of Common Stock of the Corporation owned by the grantee. Shares delivered to the Corporation in payment of the Option price shall be valued at the fair market value of the Common Stock of the Corporation on the date of the exercise of the Option. Such value shall be determined in accordance with Section 9a. Payment of the Option price with shares of the Common Stock of the Corporation shall not increase the number of shares of the Common Stock which may be issued under the Plan.

             4. No Option granted to an employee of the Corporation or any parent or subsidiary of the Corporation shall be exercisable for a period of one (1) year from the date of grant. Thereafter, such Options shall be exercisable in such installments as set forth in the applicable option agreement as the Committee, in its sole discretion, may determine. The Committee may, in its discretion, accelerate the exercisability of Options granted to employees. No Option shall be exercisable after the expiration of ten years from the date of grant of the Option.

             5. If the service of a grantee as an employee of the Corporation or any parent or subsidiary of the Corporation is terminated due to such grantee's disability, retirement approved by the Corporation or death, the grantee or the grantee's legal representative, as the case may be, shall have the right, within one year after the date of disability, retirement or death, as the case may be, of the employee (but not after the expiration date of the Option), to exercise all or any part of the Options which the disabled, retired or deceased grantee could have exercised at the time of the grantee's disability, retirement or death but which the disabled, retired or deceased grantee had not exercised at such time. All Options which have not vested (are not exercisable) as of the date of the grantee's disability, retirement or death shall be deemed to have terminated as of the date of such event.

             6. If the service of a grantee as an employee of the Corporation or any parent or subsidiary of the Corporation is terminated for any reason other than disability, retirement approved by the Corporation or death, the grantee shall have the right, within three (3) months after the date of such termination, to exercise the Options that have vested as of the date the grantee's service is terminated. Options that have not vested on or before the date the grantee's service is terminated shall be forfeited and terminated immediately upon such termination of service.

             7. The grant of all Options shall be confirmed by a notice executed on behalf of the Corporation by the Secretary or Assistant Secretary of the Corporation.

             8. With respect to any Option granted under the Plan, the Committee may, in its sole discretion, impose such other restrictions, provisions, conditions or terms, as it deems appropriate, subject to the foregoing provisions of this
                 Section 5 of the Plan. Any such restrictions, terms, provisions and conditions shall be set forth in the notice to which reference is made in Subparagraph c. 8 of this Section 5.

     6.  GRANT OF STOCK OPTIONS TO CONSULTANTS

         a. The Committee, in its sole discretion, may from time to time, determine the consultants to the Corporation or to any parent or subsidiary of the Corporation to whom Options are to be granted.

         b. Any Options granted under the Plan shall be subject to the following terms and conditions:

             1. Each grantee who is a consultant to the Corporation or any parent or subsidiary of the Corporation shall be required to enter into an option agreement with the Corporation.

             2. The price of shares of Common Stock subject to Option shall be set by the Committee at the time the Option is granted, but in no event shall the price be less than the fair market value of such shares on the date such Option is granted. The fair market value shall be determined as provided in Section 9a. The Option price shall be subject to adjustment in accordance with the provisions of Section 7.

             3. The price per share with respect to each Option shall be payable in full at the time the Option is exercised. Such price shall be payable in cash or by delivery to the Corporation of other Shares of Common Stock of the Corporation owned by the grantee. Shares delivered to the Corporation in payment of the Option price shall be valued at the fair market value of the Common Stock of the Corporation on the date of the exercise of the Option. Such value shall be determined in accordance with Section 9a. Payment of the Option price with the shares of the Common Stock of the Corporation shall not increase the number of shares of the Common Stock which may be issued under the Plan.

             4. Options shall be exercisable by consultants to the Corporation or any parent or subsidiary of the Corporation in such installments as set forth in the applicable Option Agreement, as the Committee, in its sole discretion, may determine. The Committee may, in its discretion, accelerate the exercisability of options granted to consultants. No Option may be exercisable after the expiration of ten years from the date of the Option.

             5. Subject to the provisions of Section 6.b.6 following, Options may be exercised by a consultant to the Corporation or any parent or subsidiary of the Corporation pursuant to the terms of the applicable Option Agreement regardless of whether the consultant remains associated with the Corporation or any parent or Subsidiary of the Corporation for any time after the grant of the Option.

             6. At the death of a consultant, the grantee's legal representative shall have the right, within one year after the date of death of consultant (but not after the expiration date of the Option) to exercise all, or any part of the Options which the deceased grantee had not exercised at the time of the grantee's death. Notwithstanding the forgoing, all Options which have not been vested as of the date of the grantee's death shall be deemed to have been terminated as of the date of such death.

             7. The grant of all Options shall be confirmed by a notice executed on behalf the Corporation by the Secretary or Assistant Secretary of the Corporation.

             8. With respect to any Option granted under the Plan, the Committee may, in its sole discretion, impose such other restrictions, provisions, conditions or terms, as it deems appropriate, subject to the foregoing provisions of this
                 Section 6 of the Plan. Any such restrictions, terms, provisions and conditions shall be set forth in the notice to which reference is made in subparagraph b.7 of this Section 6.

     7.  ADJUSTMENT OF SHARES

     In the event there is any change in the Common Stock of the Corporation by reason of any reorganization, recapitalization, stock split, stock dividend or otherwise, the number or kind of shares subject to any Option and the per share price or value thereof shall be appropriately adjusted by the Committee.

     8.  MISCELLANEOUS PROVISIONS

         a. Limitations on Exercise. No Options may be exercised at any time prior to the last to occur of (i) the completion of the registration of the Corporation as a public company under the Securities Exchange Act of 1934, as amended and (ii) the registration of the Plan and the shares of Common Stock to be issued pursuant to the Plan under the Securities Act of 1933, as amended.

         b. Administrative Procedures. The Committee may establish any procedures determined to be appropriate by the Committee in discharging its responsibilities under this Plan.

         c. Assignment or Transfer. No grant made under this Plan or any rights or interests therein shall be assignable or transferable by a grantee except by will or the laws of descent and distribution. During the lifetime of a grantee, Options granted hereunder shall be exercisable only by the grantee or the grantee's guardian or legal representative.

         d. Investment Representation. The Committee may require that grantees furnish to the Corporation such written representations and information as the Committee deems appropriate to permit the Corporation, in light of the existence or nonexistence of an effective Registration Statement under the Securities Act of 1933, as amended, to deliver such shares in compliance with the provisions of that Act.

         e. Costs and Expenses. The costs and expenses of administering this Plan shall be borne by the Corporation and shall not be charged against any grant nor to any person receiving a grant.

         f. Other Incentive Plans. The adoption of this Plan does not amend or preclude the adoption by appropriate means of any other incentive plans for employees, directors or consultants.

         g. Binding Effect. The provisions of this Plan shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

      9. DEFINITIONS

         a. "Fair market value" as it relates to the Corporation's Common Stock shall be the average of the daily bid and asked prices during the previous four-week period prior to the date the Option is granted. In the event that no public market exists for such stock, then the fair market value thereof shall be determined solely by the Committee in good faith.

         b. "Disability" shall be construed under the appropriate provisions of the Corporation's disability insurance plan for its employees or, in the event that no such plan exists, then such term shall be defined as follows:

                     "Disability" shall mean any physical or mental impairment which causes the grantee to be unable to engage in any gainful activity and which can be expected to end in death or has lasted or can be expected to last for a continuous period of twelve months. The final determination of disability shall be made by the Committee on the basis of medical opinion.

      10.  APPROVAL OF STOCKHOLDERS

      This Plan is subject to the approval by the holders of a majority of the shares of the Common Stock of the Corporation entitled to vote at a meeting of stockholders held within 12 months from the date of the adoption of this Plan by the Board of Directors of the Corporation. Options may be granted prior to approval of the Plan by the stockholders but same shall not vest unless and until the Plan receives such approval.

      11.  AMENDMENT OF PLAN

      The Board of Directors of the Corporation shall have the right to amend, suspend or terminate this Plan at any time, provided that no amendment shall be made which (i) shall increase the total number of shares which may be issued and sold pursuant to Options granted under the Plan, (ii) extends the term of any Option granted hereunder beyond ten (10) years from the date of its grant,
(iii) increases materially the benefits accruing to participants under the Plan, or (iv) is required by law to be approved by the Corporation's stockholders, unless such amendment is made by or with the approval of the stockholders. No amendment, suspension or termination of this Plan shall alter or impair any Options previously granted under this Plan, without the consent of the holder thereof.

      12.  EFFECTIVE DATE AND TERM OF PLAN

      The effective date of this Plan shall be July 21, 1994. This Plan shall remain in effect until ten years from the date of approval by the Board unless sooner terminated by the stockholders. No grants may be made under this Plan subsequent to the date of termination.

                             PDG REMEDIATION, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, AUGUST 15, 1996

       The undersigned hereby constitutes and appoints Rose M. Cercone and Christina L. Goetz, and each of them, with powers of substitution, as proxies, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on June 28, 1996, at the Annual Meeting of Shareholders of the Corporation to be held on August 15, 1996 at 10:00 A.M., EDT at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated July 8, 1996, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

       The shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxies intend to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

    a. Election of Directors                 FOR THE NOMINEES LISTED BELOW   / /          WITHHOLD AUTHORITY   / /
                                             (EXCEPT AS MARKED TO THE CONTRARY BELOW)     TO VOTE FOR ALL NOMINEES LISTED BELOW

   John M. Musacchio and Edgar Berkey for a term of three years.

   --------------------------------------------------------------------------

   b. Approval and adoption of the PDG Remediation, Inc. 1995 Qualified
      Incentive Stock Option Plan      / / FOR      / / AGAINST      / / ABSTAIN

   c. Approval and adoption of the PDG Remediation, Inc. Amended 1994 Stock
      Option Plan                        / / FOR      / / AGAINST    / / ABSTAIN

   d. Ratification of the Independent Auditors
                                         / / FOR      / / AGAINST    / / ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
           (continued and to be signed and voted on the reverse side)



                              Signature(s) must correspond with the name or names as they appear printed on this Proxy. When signing as attorney, administrator, executor, guardian or trustee, please add your full title as such. If shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.

                              DATED: ...................................., 1996

                              .................................................

                              .................................................
                                        Signature(s) of Shareholder(s)

                                PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE
                                ENVELOPE PROVIDED. POSTAGE NOT NECESSARY IF
                                         MAILED IN THE UNITED STATES.

To PDG Remediation Shareholders:

In my shareholder letter of last July, I expressed management's concern with the adverse impacts of unanticipated changes in Florida legislation on our business; I outlined actions being taken to offset these impacts; and reasserted management's commitment to our plan for growth and expansion through dedication and hard work. I am pleased to take this opportunity to update our shareholders on our progress.

By late summer of last year, it had become apparent that, despite the Legislature's direction and appropriations, Florida's Department of Environmental Protection was not going to fund new work at a rate sufficient to sustain our Florida business, even at our reduced expectations. The Florida banking community was withdrawing its support of firms continuing to provide services under the revised program. Remediation activity levels were such that the market for thermal treatment services was cut by more than 50% and competitive pressures had reduced market prices by almost half.

In light of this situation, management focused on a strategy to survive the downturn, restructure our services, improve the balance sheet, and replace the lost revenue base with the intention of creating a stronger environmental remediation service company with a broad client base and geographically diverse service area, well positioned to meet the challenges of a dynamic marketplace.

Surviving the downturn required revenue and profit enhancements from our Mid-Atlantic Operations and focused receivable collections in all areas of the business. As of June 1996, the Mid-Atlantic Operations are generating revenues at a rate double last year. Margins and income from operations have also improved. Current contracted backlog levels are the highest ever for the Mid-Atlantic Operation. The enhanced status of this operation is an important element of our ability to move forward.

Restructuring our services required exiting the thermal treatment services business. By January 1996, we had identified a buyer and negotiated terms with our leaseholder. In April 1996, the deal closed with an effective date of January 31, 1996. The sale of this capital intensive aspect of our services, which had accounted for a significant portion of last year's losses, was a major accomplishment, and the disposal of this asset is an important element of our ability to move forward.

Improving the balance sheet quite simply meant reducing debt such that our ability to expand through acquisition would be enhanced. By January 1996, short-term and long-term debt had been reduced from a high of $5.6 million at March 31, 1995, to less than $100,000.

Finally, just as the loss of revenue base did not come about through internal attrition, replacing these revenues could not be done in an expedient manner through internal growth. Acquisition was the most favorable approach to reestablishing the company to pre-April 1995 levels in an expedient manner. Management identified an attractive target by the third quarter of last year and signed a letter of intent in March of this year, with an anticipated closing by the late second or early third quarter of this year. This acquisition represents a culmination of management's efforts in each of the areas previously mentioned. Significant resources are now being committed to integration and strategic planning efforts. By the end of this fiscal year, management believes the company will be well positioned to move forward with sustainable growth.

I believe the adverse conditions which developed shortly after the offering provided management with an opportunity to demonstrate our ability to manage through difficult times and focus on enhancing shareholder confidence and value. Your continued patience is appreciated, and we believe the company, as it emerges from this current fiscal year, will be an exciting investment, well positioned for value enhancing growth.

Very truly yours,

John M. Musacchio
President